UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

A.C. MOORE ARTS & CRAFTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

A.C. MOORE ARTS & CRAFTS, INC.
130 A.C. MOORE DRIVE
BERLIN, NEW JERSEY 08009
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 19, 2008
To the Shareholders of A.C. Moore Arts & Crafts, Inc.:
     The 2008 Annual Meeting of Shareholders (referred to as the “2008 Annual Meeting”) of A.C. Moore Arts & Crafts, Inc. (referred to as “A.C. Moore,” “we,” “us” or “our”) will be held on Thursday, June 19, 2008, at 9:30 a.m., prevailing time, at A.C. Moore’s corporate offices, located at 130 A.C. Moore Drive, Berlin, New Jersey, 08009 for the purpose of considering and acting upon the following:
1.	to elect two Class C directors to hold office for a term of three years and until each of their respective successors is duly elected and qualified, as described in the accompanying proxy statement;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as A.C. Moore’s independent registered public accounting firm for the year ending December 31, 2008; and

3.	to transact such other business as may properly come before the 2008 Annual Meeting or any adjournment or postponement thereof.
     Only shareholders of record at the close of business on April 25, 2008 are entitled to receive the notice of, and to vote at, the 2008 Annual Meeting or any adjournment or postponement thereof.
     If the 2008 Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of the 2008 Annual Meeting.
     If you are a shareholder of record (that is, if your stock is registered in your name), you may vote by telephone or electronically through the Internet, by following the instructions included with your proxy card. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m., prevailing time, on June 18, 2008. If you vote by telephone or electronically through the Internet, you do not need to return your proxy card. If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank or other nominee), please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.
     YOU ARE CORDIALLY INVITED TO ATTEND THE 2008 ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE 2008 ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY TO ENSURE THEY ARE REPRESENTED AT THE 2008 ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET AS DESCRIBED IN THE FOLLOWING MATERIALS OR BY COMPLETING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
By Order of the Board of Directors

Amy Rhoades
Corporate Secretary
Berlin, New Jersey
April 29, 2008

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE 2008 ANNUAL MEETING AND VOTING
PROPOSAL 1
ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
HOUSEHOLDING
SHAREHOLDER PROPOSALS
ANNUAL REPORT TO SHAREHOLDERS AND 2007 FORM 10-K

A.C. MOORE ARTS & CRAFTS, INC.
130 A.C. MOORE DRIVE
BERLIN, NEW JERSEY 08009
(856) 768-4930

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

     The Board of Directors (referred to as the “Board”) of A.C. Moore Arts & Crafts, Inc. (referred to as “A.C. Moore”) is soliciting proxies for use at the 2008 Annual Meeting of Shareholders (referred to as the “2008 Annual Meeting”) and any adjournment or postponement of the 2008 Annual Meeting. This proxy statement and accompanying proxy card are first being mailed or given to shareholders on or about April 29, 2008.
QUESTIONS AND ANSWERS ABOUT THE 2008 ANNUAL MEETING AND VOTING
When is the 2008 Annual Meeting and where will it be held?
     The 2008 Annual Meeting will be held on Thursday, June 19, 2008, at 9:30 a.m., prevailing time, at A.C. Moore’s corporate offices, located at 130 A.C. Moore Drive, Berlin, New Jersey 08009.
What is the purpose of the 2008 Annual Meeting?
     At the 2008 Annual Meeting, shareholders will consider and act upon the matters outlined in the Notice of the 2008 Annual Meeting, including:
•	election of two Class C directors;

•	ratification of the appointment of PricewaterhouseCoopers LLP (referred to as “PricewaterhouseCoopers”) as the independent registered public accounting firm of A.C. Moore for the year ending December 31, 2008; and

•	such other business as may properly come before the 2008 Annual Meeting or any adjournment or postponement of the 2008 Annual Meeting.
     The nominees for director are Rick A. Lepley and Lori J. Schafer. All nominees currently serve as directors of A.C. Moore.
Who is entitled to vote at the 2008 Annual Meeting?
     The Board has set April 25, 2008 as the record date for the 2008 Annual Meeting (referred to as the “Record Date”). If you were a shareholder of record, as shown on the stock transfer books of A.C. Moore, at the close of business on the Record Date, you are entitled to receive the notice of, and to vote at, the 2008 Annual Meeting or any adjournment or postponement of the 2008 Annual Meeting. Each share of A.C. Moore common stock, no par value per share (referred to as “Common Stock”), is entitled to one vote on each matter which may be brought before the 2008 Annual Meeting.
     On the Record Date, there were 20,298,601 shares of Common Stock issued and outstanding and, therefore, eligible to vote at the 2008 Annual Meeting.

How many shares must be present to hold the 2008 Annual Meeting?
     The holders of a majority of the outstanding shares of Common Stock as of the Record Date must be present, in person or represented by proxy, at the 2008 Annual Meeting in order to hold the 2008 Annual Meeting and conduct business. This is called a quorum. If you submit a properly executed proxy card, vote by telephone or electronically through the Internet, then your shares will be counted as part of the quorum. All shares of A.C. Moore’s Common Stock present in person or represented by proxy (including broker non-votes) and entitled to vote at the 2008 Annual Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum.
     A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
     If the 2008 Annual Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the 2008 Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened 2008 Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of the 2008 Annual Meeting.
What vote is required for the election of directors or for a proposal to be approved?
     The election of directors will be determined by a plurality vote and the two nominees receiving the most “for” votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the votes cast on the proposal.
How do I vote my shares?
     In order to vote your shares, you may attend the 2008 Annual Meeting and vote in person, or vote by proxy. If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank or other nominee) and you wish to vote at the 2008 Annual Meeting, you will need to contact your broker, bank or other nominee regarding how to vote at the 2008 Annual Meeting.
     If you are a shareholder of record (that is, if your stock is registered in your name), you may vote by proxy, by telephone, electronically through the Internet, or by mail by following the instructions included with your proxy card. The deadline for shareholders of record to vote telephonically or electronically through the Internet is 11:59 p.m., prevailing time, on June 18, 2008.
     A.C. Moore encourages you to take advantage of these ways to vote your shares for matters to be covered at the 2008 Annual Meeting. Set forth below is a summary of the three voting methods which shareholders of record may utilize to submit their votes by proxy.
     Vote by Telephone – 1-866-626-4508. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your control number(s) which are located on your proxy card and then follow the directions given.
     Vote Electronically through the Internet – http://www.votestock.com. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number(s) which are located on your proxy card to create and submit an electronic ballot.

     Vote by Mail. Mark, sign and date your proxy card and return the card in the postage-paid envelope A.C. Moore has provided you.
     IF YOU VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
     Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. A.C. Moore does not cover these costs; they are solely your responsibility. The telephone and Internet voting procedures being made available to you are valid forms of granting proxies under the Pennsylvania Business Corporation Law of 1988, as amended.
     If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.
What if I do not specify how I want my shares voted?
     If you submit a signed proxy card or submit your proxy by telephone or electronically through the Internet but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares of Common Stock “for”:
•	the election of each of the persons identified below in “Proposal 1: Election of Directors” as nominees for election as directors; and

•	the ratification of the appointment of PricewaterhouseCoopers as the independent registered public accounting firm of A.C. Moore for the year ending December 31, 2008.
     With respect to any other matter that properly comes before the 2008 Annual Meeting, the persons named in the enclosed proxy will vote your shares of Common Stock in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of A.C. Moore.
If I abstain from voting or withhold authority to vote for any proposal, will my shares be counted in the vote?
     Under the Pennsylvania Business Corporation Law of 1988, as amended, an abstention, withholding of authority to vote or broker non-vote is not considered a vote “cast” and therefore will have no effect on the vote and will not be counted in determining whether any proposal has received the required shareholder vote.
Can I change my vote after submitting my proxy?
     Yes. You can change your vote at any time before your proxy is voted at the 2008 Annual Meeting. If you are a shareholder of record, you may revoke your proxy by:
•	submitting a later-dated proxy by telephone, Internet or mail; or

•	attending the 2008 Annual Meeting and voting in person. Your attendance alone will not revoke your proxy. You must also vote in person at the 2008 Annual Meeting.

     The last vote received chronologically will supersede any prior vote. The deadline for changing your vote telephonically or electronically through the Internet is 11:59 p.m., prevailing time, on June 18, 2008.
     If you hold your shares in “street name,” you must contact your broker, bank or other nominee regarding how to change your vote.
What does it mean if I receive more than one proxy card?
     If you receive more than one proxy card, it means that you hold shares that are registered in more than one account. To ensure that all of your shares are counted in the vote at the 2008 Annual Meeting, you will need to vote the shares associated with each proxy card by telephone, Internet or mail.
Who pays for the cost of the solicitation of proxies?
     A.C. Moore will bear the cost of this solicitation. In addition to solicitation by mail, officers, directors or employees of A.C. Moore may also solicit proxies in person or by telephone or facsimile without additional compensation. Upon request, A.C. Moore will pay the reasonable expenses incurred by record holders of Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy materials and annual shareholder reports to the beneficial owners of the shares they hold of record.

PROPOSAL 1
ELECTION OF DIRECTORS
     A.C. Moore’s Articles of Incorporation, as amended, provide that the Board shall consist of not fewer than one nor more than 15 directors, with the exact number to be fixed by the Board. The Board has fixed the number of directors at six. Pursuant to the Articles of Incorporation of A.C. Moore, as amended, the directors are divided into three classes, which are required to be as nearly equal in number as possible. One class of directors is to be elected annually for a term of three years.
     At the 2008 Annual Meeting, shareholders will elect two Class C directors, each to serve for a term of three years and until a respective successor is duly elected and qualified except in case of the director’s earlier resignation or removal. Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy “for” the election of the listed nominees or, in the event of inability of a nominee to serve for any reason, for the election of such other person as the Board may designate to fill the vacancy. The Board has no reason to believe that any nominee will not be a candidate or will be unable to serve.
     The Board has nominated Rick A. Lepley and Lori J. Schafer to serve as the Class C directors based upon the recommendation of the Nominating and Corporate Governance Committee. Each nominee currently serves as a director. The nominees have consented to being named in the proxy statement and to serve if elected.
     Lori J. Schafer has voluntarily determined and agreed with the Nominating and Corporate Governance Committee and the Board to relinquish effective as of the date of the 2008 Annual Meeting the Class A directorship, provided she is elected as a Class C director at the 2008 Annual Meeting, and, therefore was nominated as a Class C director. The Board determined to reclassify Ms. Schafer as a Class C director in order to comply with A.C. Moore’s Articles of Incorporation, as amended, and the Pennsylvania Business Corporation Law of 1988, as amended, each of which require that the classes of the Board be as nearly equal in number of directors per class as possible. If Ms. Schafer is not elected as a Class C director at the 2008 Annual Meeting, she will continue serving as a Class A director.
     The following table sets forth information, as of the Record Date, concerning A.C. Moore’s directors and nominees for election to the Board:

			Committee		Director	Term
Name	Age	Position	Membership (1)	Class	Since	Expires
Michael J. Joyce	66	Chairman of the Board	AC* and CC	B	2004	2010
Rick A. Lepley(2)	58	President, Chief Executive Officer and Director	—	C	2006	2008
Joseph F. Coradino	56	Director	N&CGC* and CC	A	2006	2009
Neil A. McLachlan	51	Director	N&CGC and CC	B	2007	2010
Thomas S. Rittenhouse	66	Director	AC and N&CGC	A	2007	2009
Lori J. Schafer(2)	45	Director	CC* and AC	A	2005	2009

*	Chair.

(1)	AC – Audit Committee; CC – Compensation Committee; and N&CGC – Nominating and Corporate Governance Committee.

(2)	Nominee for director.

     The following information about A.C. Moore’s directors is based, in part, upon information supplied by such persons. Unless otherwise indicated, each individual has had the same principal occupation for more than five years.
     Mr. Joyce has been a director of A.C. Moore since June 2004 and the Chairman of the Board since June 2006. From 1975 through May 2004, Mr. Joyce was a partner in the public accounting firm of Deloitte & Touche, LLP and served as the New England Managing Partner from May 1995 until his retirement in May 2004. Mr. Joyce is a director of each of Brandywine Realty Trust, a New York Stock Exchange traded real estate investment trust, and Allegheny Technologies Incorporated, a New York Stock Exchange traded specialty materials producer.
     Mr. Lepley has been Chief Executive Officer and a director of A.C. Moore since June 2006 and President since June 2007. Previously, Mr. Lepley served as Executive Vice President of North American Retail for Office Depot, Inc., a New York Stock Exchange traded global supplier of office products and services, a position he held from March 2004 to April 2006. Mr. Lepley was President, Office Depot Japan from May 2001 to March 2004 and was responsible for all of that company’s operations in Japan. From 1994 to 2000, Mr. Lepley served as founder and President of Retail Investment Concepts, Inc., an independent retailer and Office Depot licensee for Eastern Europe. From 1982 to 1993, Mr. Lepley was employed by Mitsubishi Motor Sales of America, Inc., the exclusive U.S. distributor of Mitsubishi Motors-brand cars and vehicles, where he held various positions, including Senior Vice President of Sales and Marketing and was responsible for more than 500 Mitsubishi Motors dealerships in the United States. He was one of 11 executives who founded Mitsubishi Motor Sales of America, Inc. in 1982.
     Mr. Coradino has been a director of A.C. Moore since June 2006. Mr. Coradino is a member of the Board of Trustees and Office of the Chairman of Pennsylvania Real Estate Investment Trust (referred to as “PREIT”), a New York Stock Exchange traded equity real estate investment trust with a primary investment focus on retail enclosed shopping malls and open air shopping centers located in the United States. Since June 2004, Mr. Coradino has been President of PREIT Services, LLC and PREIT-Rubin, Inc., both management affiliates of PREIT, and has also served as Executive Vice President-Retail of PREIT since December 2001. From November 1998 to June 2004, he was Executive Vice President-Retail Division and Treasurer of PREIT-Rubin, Inc. From 1981 to 1998, Mr. Coradino held various positions with PREIT, including Senior Vice President-Retail Division and Treasurer, PREIT-Rubin, Inc. Mr. Coradino is an equity investor and serves as trustee of Academy Asset Management, a registered investment adviser. He also serves on the boards of Chestnut Hill College and the YMCA of Greater Philadelphia.
     Mr. McLachlan has been a director of A.C. Moore since February 2007. Mr. McLachlan is President of the Consumer & Office Products Group of MeadWestvaco Corporation, a New York Stock Exchange traded manufacturer of packaging, consumer and office products, specialty chemicals and specialty papers. As President of the Consumer & Office Products Group, a position which he has held since March 1999, Mr. McLachlan is responsible for the group’s approximately $1.1 billion in sales, 4,200 employees and 12 manufacturing and distribution locations. Before joining MeadWestvaco Corporation, Mr. McLachlan served as Senior Vice President, International of Fisher-Price, Inc., overseeing the development of Mattel’s infant and preschool business around the world.
     Mr. Rittenhouse has been a director of A.C. Moore since February 2007. Mr. Rittenhouse has a 39-year career in the retail and global supply chain industries. From July 1965 through January 1997, Mr. Rittenhouse was employed by Strawbridge & Clothier, Inc., a NASDAQ traded department and discount store chain, where he held various key officer positions overseeing both operations and finance, including as President of Strawbridge & Clover, Inc. From January 1997 to his retirement in January 2004, he served as President and Chief Executive officer of the Uniform Code Council, Inc., a global organization which sets standards for bar-coding and electronic commerce. Since September 2004, he has been a consultant to Ralston Center, a not-for-profit organization which develops programs and services that address the medical, mental health and quality of life needs of older adults. During 2007, Mr. Rittenhouse was a director of Boardwalk Bancorp, Inc., a NASDAQ traded bank holding company, until January 31, 2008, when Boardwalk merged with Cape Bancorp, Inc. Mr. Rittenhouse is a director of Loftware, Inc. and StarCite, LLC, both of which are private software companies.
     Ms. Schafer has been a director of A.C. Moore since September 2005. Since September 2007, Ms. Schafer has served as Executive Advisor of the Global Retail Practice of SAS Institute, Inc., a provider of business intelligence software and analytics. From October 2003 to September 2007, Ms. Schafer served as Vice President, Global Retail Practice for SAS. Ms. Schafer had served as Chairman, President and Chief Executive Officer of Marketmax, Inc., a merchandise intelligence software company, from October 1996 to October 2003, when Marketmax was acquired by SAS. Prior to October 1996, Ms. Schafer held various positions at The Procter & Gamble Company, a New York Stock Exchange traded provider of consumer products. Ms. Schafer is a director of Trans World Entertainment Corporation, a NASDAQ traded retail company, eFashion Solutions, LLC, a private business intelligence software provider, and Tradestone Software, Inc., a private retail software provider.
Independence
     The Board has determined that the following directors, constituting a majority of the members of the Board, are independent as defined in the applicable listing standards of The NASDAQ Stock Market LLC (referred to as “NASDAQ”): Joseph F. Coradino, Michael J. Joyce, Neil A. McLachlan, Thomas S. Rittenhouse and Lori J. Schafer. The Board also determined that the following former directors, each of whom retired in February 2007, were independent as defined in the applicable NASDAQ listing standards: Richard J. Bauer, Richard J. Drake and Richard G. Lesser.
Communication with the Board
     Shareholders may communicate with the Board, including the non-management directors, by sending a letter to an individual director or to A.C. Moore’s Board, c/o Amy Rhoades, Vice President and General Counsel, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009. All shareholder communications received by Ms. Rhoades will be delivered to A.C. Moore’s Chairman of the Board or to the director to whom such correspondence is addressed.
Meetings of the Board and Committees
     The Board held five meetings during 2007. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee held 10 meetings, the Compensation Committee held eight meetings and the Nominating and Corporate Governance Committee held four meetings during 2007. During 2007, each of the current directors attended at least 75% of the aggregate of (i) all of the meetings of the Board (held during the period in which he or she was a director) and (ii) all of the meetings of all committees of the Board on which such director served (during the period that he or she served).
Attendance at Annual Meeting of Shareholders
     The Board has adopted a policy that all of the directors should attend the annual meeting of shareholders, absent exceptional cause. All directors attended the 2007 annual meeting of shareholders.
Corporate Governance
     A.C. Moore’s Board has developed corporate governance practices to help it fulfill its responsibilities and to serve the best interests of A.C. Moore and its shareholders. Many of these governance practices are documented in A.C. Moore’s Corporate Governance Guidelines. These guidelines reflect the Board’s commitment to good corporate governance, with a view to enhancing shareholder value over the long-term. The Corporate Governance Guidelines may be viewed at A.C. Moore’s website at www.acmoore.com, under “About Us,” “Corporate Profile.” In addition, a printed copy of the Corporate Governance Guidelines will be provided to any shareholder upon written request to Amy Rhoades, Vice President and General Counsel, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009. The Nominating and Corporate Governance Committee will regularly review these guidelines in light of changing circumstances in order to continue serving the best interests of A.C. Moore and its shareholders.
Committees of the Board
     Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of A.C. Moore’s independent registered public accounting firm; reviews the independence of A.C. Moore’s independent registered public accounting firm; discusses with management and A.C. Moore’s independent registered public accounting firm the quality and adequacy of A.C. Moore’s controls over financial reporting; discusses A.C. Moore’s annual audited financial statements and quarterly financial statements with management and A.C. Moore’s independent registered public accounting firm; and establishes procedures for the receipt, retention and treatment of complaints received by A.C. Moore regarding accounting, controls over financial reporting or auditing matters. The Audit Committee also pre-approves the professional services provided by A.C. Moore’s independent registered public accounting firm. The responsibilities of the Audit Committee are further described in the Audit Committee Charter adopted by the Audit Committee and the Board, which charter was amended in April 2007 to add that the Audit Committee is primarily responsible for approving any related party transactions. A copy of the Audit Committee Charter can be found on A.C. Moore’s website at www.acmoore.com, under “About Us,” “Corporate Profile.”
     The current members of the Audit Committee are Messrs. Joyce (Chair) and Rittenhouse, and Ms. Schafer. Mr. Coradino served on the Audit Committee through February 2007. Mr. Bauer served as a member of the Audit Committee through February 2007, when he resigned from the Board and the Audit Committee. Mr. Rittenhouse was appointed to the Audit Committee in February 2007. The Board has determined that each member of the Audit Committee is independent as defined in the applicable NASDAQ listing standards and Securities and Exchange Commission (referred to as the “SEC”) regulations. The Board has determined that Mr. Joyce and Mr. Rittenhouse each qualify as an “audit committee financial expert” as that term is defined in SEC regulations. The report of the Audit Committee is set forth below in this proxy statement.
     Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board regarding the salaries, bonuses and other forms of compensation for executive officers of A.C. Moore; reviews and recommends to the Board forms of employment, severance, change in control agreements or provisions or any other compensatory agreement for executive officers; reviews and recommends to the Board cash incentive plans; reviews and recommends to the Board equity-based plans and equity grants; and administers various compensation and benefit plans. Prior to January 2008, the Compensation Committee was also responsible for reviewing and recommending director compensation to the Board. In January 2008, the responsibility for reviewing and recommending director compensation transferred to the Nominating and Corporate Governance Committee. The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter adopted by the Compensation Committee and the Board, a copy of which can be found on A.C. Moore’s website at www.acmoore.com, under “About Us,” “Corporate Profile.” For a discussion of A.C. Moore’s processes and procedures for the consideration and determinations of executive compensation, see “Compensation Discussion and Analysis” below.

     The current members of the Compensation Committee are Ms. Schafer (Chair) and Messrs. Coradino, Joyce and McLachlan. Mr. Lesser served as a member of the Compensation Committee through February 2007, when he resigned from the Board and the Compensation Committee. Mr. McLachlan was appointed to the Compensation Committee in June 2007. The Board has determined that each member of the Compensation Committee is independent as defined in the applicable NASDAQ listing standards. The report of the Compensation Committee is set forth below in this proxy statement.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size of the Board and each committee of the Board; identifies and interviews individuals qualified to become members of the Board; establishes policies regarding the consideration of director candidates recommended by shareholders; establishes procedures to be followed by shareholders in submitting recommendations for director candidates; considers candidates nominated by shareholders in accordance with A.C. Moore’s amended and restated bylaws (referred to as the “bylaws”); recommends to the Board the director nominees for each annual meeting of shareholders; makes recommendations to the Board regarding determinations of independence of the members of the Board; makes annual recommendations to the Board regarding director nominees for each board committee; develops, monitors and updates A.C. Moore’s corporate governance principles and policies; reviews and makes recommendations to the Board with respect to A.C. Moore’s Code of Ethical Business Conduct; makes recommendations to the Board on director compensation from time to time; oversees new director orientation to A.C. Moore; and leads the Board’s annual review of the Board’s performance. For a discussion of A.C. Moore’s processes and procedures for the consideration and determinations of director compensation, see “— Director Compensation — Process and Procedures for Determining Director Compensation.” The responsibilities of the Nominating and Corporate Governance Committee are further described in the Nominating and Corporate Governance Committee Charter adopted by the Nominating and Corporate Governance Committee and the Board, a copy of which can be found on A.C. Moore’s website at www.acmoore.com, under “About Us,” “Corporate Profile.”
     The current members of the Nominating and Corporate Governance Committee are Messrs. Coradino (Chair), Rittenhouse and McLachlan. Messrs. Bauer, Drake and Lesser served as members of the Nominating and Corporate Governance Committee through February 2007, when each of them resigned from the Board and from the Nominating and Corporate Governance Committee. Messrs. Coradino and McLachlan were each appointed to the Nominating and Corporate Governance Committee in February 2007. Mr. Joyce served on the Nominating and Corporate Governance Committee through June 2007. Mr. Rittenhouse was appointed to the Nominating and Corporate Governance Committee in June 2007. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the applicable NASDAQ listing standards.
     The information on the website listed above and elsewhere in this proxy statement is not, and should not be, considered part of this proxy statement and is not incorporated by reference in this document. This website is, and is only intended to be, an inactive textual reference.
Director Nomination Process
     Director Qualifications. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board the appropriate characteristics, skills and experience for the Board as a whole and its individual members, with the objective of having a Board with diverse perspectives and skills. This assessment takes into account many factors, including without limitation, character, expertise, judgment, professional achievements and background, understanding of areas relevant to the Company’s business and general business environment, and ability to make independent, analytical inquiries. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities, and should be committed to serving on the Board for an extended period of time. Additional special criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand A.C. Moore’s financial statements.
     Director Nominee Selection Process. In the case of an incumbent director whose term of office expires, the Nominating and Corporate Governance Committee reviews such director’s service to A.C. Moore during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves.
     In the case of a new director candidate, the selection process for director candidates includes the following steps:
•	identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from current directors and executives and recommendations received from shareholders, and possible engagement of a director search firm;

•	interviews of candidates by the Nominating and Corporate Governance Committee;

•	reports to the Board by the Nominating and Corporate Governance Committee on the selection process;

•	recommendations by the Nominating and Corporate Governance Committee; and

•	formal nominations by the Board for inclusion in the slate of directors at the annual meeting.
     The Nominating and Corporate Governance Committee will consider nominating properly submitted shareholder recommendations for director candidates. Director candidates recommended by shareholders are given the same consideration by the Nominating and Corporate Governance Committee as candidates suggested by directors and executive officers.
     Consideration of Director Candidates Recommended by Shareholders. A shareholder who wishes to recommend a prospective director nominee should submit the shareholder’s recommendation to the Chair of the Nominating and Corporate Governance Committee in writing c/o A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009. The following information must be included in or attached to the letter:
•	the name and address of the shareholder making the recommendation and each recommended nominee;

•	a representation that the shareholder is a holder of record of capital stock of A.C. Moore entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons recommended for nomination;

•	a description of all arrangements and understandings between the shareholder and each recommended nominee and any other person or persons (naming such person or persons) pursuant to which the recommendation was made by the shareholder;

•	such other information regarding each recommended nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee were to be nominated by the Board; and

•	the consent of each recommended nominee to serve as a director of A.C. Moore if so nominated and elected.
     The deadline for submitting shareholder recommendations pursuant to the foregoing procedures for the 2009 annual meeting of shareholders is December 31, 2008. All shareholder recommendations which are late or non-conforming will be rejected by A.C. Moore.
     In addition, under A.C. Moore’s bylaws, shareholders are permitted to nominate directors to be elected at a meeting of shareholders by providing notice and the other required information specified in the bylaws. A.C. Moore’s bylaws are available, at no cost, on A.C. Moore’s website at www.acmoore.com, under “About Us,” “Corporate Profile,” or upon the shareholder’s written request to Amy Rhoades, Vice President and General Counsel, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009. Nominations with respect to the 2009 annual meeting of shareholders must be received on or prior to December 31, 2008. All late or non-conforming nominations will be rejected.

AUDIT COMMITTEE REPORT
     On March 14, 2008, the Audit Committee met with management to review and discuss the audited financial statements as well as management’s assessment of the effectiveness of internal control over financial reporting. Management represented to the Audit Committee that A.C. Moore’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also conducted discussions with A.C. Moore’s independent registered public accounting firm, PricewaterhouseCoopers, regarding the matters required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. As required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as adopted by the Public Company Accounting Oversight Board, the Audit Committee has discussed with and received the required written disclosures and confirming letter from PricewaterhouseCoopers regarding its independence and has discussed with PricewaterhouseCoopers its independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements as well as management’s assessment of the effectiveness of internal control over financial reporting be included in A.C. Moore’s Annual Report on Form 10-K for the year ended December 31, 2007.
     This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that A.C. Moore specifically requests that the report be specifically incorporated by reference.
THE AUDIT COMMITTEE
Michael J. Joyce (Chair)
Lori J. Schafer
Thomas S. Rittenhouse

Director Compensation
     The following table sets forth the compensation of non-employee directors for their service as directors during 2007. Mr. Lepley is an employee of A.C. Moore and, as such, not compensated as a director.

	Fees Earned
	or Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)	($)(1)(2)(3)	($)(1)(2)(3)	($)(4)	($)
Richard J. Bauer (5)	—	—	88,683	9,375	98,058
Joseph F. Coradino	44,000	9,721	49,175	—	102,896
Richard J. Drake (5)	—	—	88,683	8,125	96,808
Michael J. Joyce	103,125	9,721	105,786	—	218,632
Richard G. Lesser (5)	—	—	88,683	8,750	97,433
Neil A. McLachlan	41,875	9,721	21,321	—	72,917
Thomas S. Rittenhouse	46,250	9,721	21,321	—	77,292
Lori J. Schafer	51,250	9,721	81,008	—	141,979

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards (referred to as “FAS”) No. 123 (revised 2004), “Share-Based Payment,” as modified or supplemented (referred to as “FAS 123R”) based on assumptions set forth in Note 2 to the consolidated financial statements included in A.C. Moore’s Annual Report on Form 10-K for the year ended December 31, 2007 (referred to as the “2007 Form 10-K”) and disregarding estimates of forfeitures related to service-based vesting conditions. These dollar amounts include amounts for awards granted in and prior to 2007, as applicable.

(2)	Each of the current directors was granted 2,289 shares of restricted Common Stock on June 13, 2007 under A.C. Moore’s 2007 Stock Incentive Plan (referred to as the “Stock Incentive Plan”). The shares of restricted Common Stock vest in three equal annual installments beginning on the first anniversary of the date of grant. The grant date fair value, as computed in accordance with FAS 123R based on assumptions set forth in Note 2 to the consolidated financial statements included in A.C. Moore’s 2007 Form 10-K, of each of these restricted Common Stock awards was $49,992.

On February 20, 2007, each of Messrs. McLachlan and Rittenhouse was granted an option to purchase 3,500 shares of Common Stock under the A.C. Moore’s 2002 Stock Option Plan (referred to as the “2002 Plan”) with an exercise price of $20.37. The options vested and became exercisable in full on February 20, 2008. The grant date fair value, as computed in accordance with FAS 123R based on assumptions set forth in Note 2 to the consolidated financial statements included in A.C. Moore’s 2007 Form 10-K, of each of these option awards was $25,585.

(3)	The following tables set forth information concerning unexercised options and unvested stock awards for the directors as of December 31, 2007, except that the option expiration dates for options held by Messrs. Bauer, Drake and Lesser have been updated to reflect the Board’s approval in 2007 of a five-year exercisability period beginning on their respective dates of retirement. With the exception of the grants expiring on February 20, 2014 and August 3, 2016, all stock options vest and become exercisable in three equal installments each year beginning on the first anniversary of the date of grant. The grants expiring on February 20, 2014 and August 3, 2016 vest in full on the first anniversary of the date of grant. Except for the options expiring February 20, 2014, which have a seven-year term, all options have a 10-year term.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options(#)	Options(#)	Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price($)	Date
Richard J. Bauer	14,000	—	2.88	07/19/2009
	20,000	—	3.94	07/18/2010
	20,000	—	8.32	07/18/2011
	20,000	—	19.11	02/19/2012
	20,000	—	26.67	02/19/2012
	10,000	—	21.95	02/19/2012
	6,667	3,333	23.51	02/19/2012
	10,000	—	16.88	02/19/2012

Joseph F. Coradino	10,000	—	16.88	08/03/2016

Richard J. Drake	20,000	—	8.32	07/18/2011
	20,000	—	19.11	02/19/2012
	20,000	—	26.67	02/19/2012
	10,000	—	21.95	02/19/2012
	6,667	3,333	23.51	02/19/2012
	10,000	—	16.88	02/19/2012

Michael J. Joyce	10,000	—	21.95	08/26/2014
	6,667	3,333	23.51	08/25/2015
	10,000	—	16.88	08/03/2016

Richard G. Lesser	20,000	—	19.11	02/19/2012
	20,000	—	26.67	02/19/2012
	10,000	—	21.95	02/19/2012
	6,667	3,333	23.51	02/19/2012
	10,000	—	16.88	02/19/2012

Neil A. McLachlan	—	3,500	20.37	02/20/2014

Thomas S. Rittenhouse	—	3,500	20.37	02/20/2014

Lori J. Schafer	6,667	3,333	23.51	08/25/2015
	10,000	—	16.88	08/03/2016

	Stock Awards
	Number of Shares	Market Value of
	or Units of Stock	Shares or Units of
	That Have Not	Stock That Have
	Vested	Not Vested
Name	(#)	($)*
Joseph F. Coradino	2,289	31,474
Michael J. Joyce	2,289	31,474
Neil A. McLachlan	2,289	31,474
Thomas S. Rittenhouse	2,289	31,474
Lori J. Schafer	2,289	31,474

*	Market value is calculated using $13.75 per share, the NASDAQ Stock Market closing price per share of A.C. Moore common stock on December 31, 2007.

(4)	Represents a one-time retirement award.

(5)	The director retired in February 2007.

     Process and Procedures for Determining Director Compensation
     In January 2008, the responsibility for reviewing and recommending non-employee director compensation transferred to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee solicits input from the Compensation Committee, as well as from independent outside consultants engaged by the Board, from time to time. The full Board, upon the recommendation of the Nominating and Corporate Governance Committee, approves director compensation.
     Prior to January 2008, the Compensation Committee was responsible for determining director compensation. In February 2007, the Compensation Committee asked Hay Group, the independent outside compensation consultant retained to assist the Compensation Committee in its analysis of A.C. Moore’s executive compensation programs, to perform an analysis of A.C. Moore’s non-employee director compensation and make recommendations to the Compensation Committee regarding any changes to director compensation, including the implementation of director stock ownership guidelines. Hay Group presented data on director compensation at comparable companies in A.C. Moore’s market to the Compensation Committee. Hay Group worked directly with the Compensation Committee, receiving assignments and direction from the Compensation Committee Chair.
     Director Compensation
     Fees. Based on recommendations by Hay Group, in April 2007 the Board approved the following new compensation structure for non-employee directors:
•	an annual cash retainer of $35,000;

•	an additional annual cash retainer of $50,000 for the Chairman of the Board;

•	an additional annual cash retainer of $15,000 for the chair of the Audit Committee and $10,000 for each other member of the Audit Committee;

•	an additional annual cash retainer of $10,000 for the chair of the Compensation Committee and $5,000 for each other member of the Compensation Committee;

•	an additional annual cash retainer of $7,500 for the chair of the Nominating and Corporate Governance Committee and $5,000 for each other member of the Nominating and Corporate Governance Committee; and

•	an annual grant of restricted stock with a market value of approximately $50,000 on the date of grant.
     These changes were effective as of June 7, 2007.
     Prior to June 7, 2007, the compensation payable to all of A.C. Moore’s non-employee directors was as follows:
•	an annual cash retainer of $30,000;

•	an additional annual cash retainer of $50,000 for the Chairman of the Board;

•	an additional annual cash retainer of $15,000 for the chair of the Audit Committee and $5,000 for each other member of the Audit Committee;

•	an additional annual cash retainer of $5,000 for the chair of the Compensation Committee and $2,500 for each other member of the Compensation Committee; and

•	an additional annual cash retainer of $3,500 for the chair of the Nominating and Corporate Governance Committee and $2,500 for each other member of the Nominating and Corporate Governance Committee.
     Directors also received an annual grant of stock options, generally for 10,000 shares of Common Stock, under A.C. Moore’s 2002 Plan.
     Stock Ownership Guidelines for Directors. Based on Hay Group’s recommendations, the Board has approved the implementation of stock ownership guidelines for the non-employee directors. Requiring minimum levels of stock ownership by non-employee directors is consistent with the Board’s objective of aligning director and shareholder interests.

Directors Subject to Guidelines	Ownership Multiple of Annual Cash Retainer

All Non-Employee Directors	Three (3) times
     Non-employee directors are expected to comply with these ownership requirements by the end of a five-year period beginning in 2007. Shares that are counted for purposes of satisfying ownership requirements are shares directly or indirectly owned and grants and awards under equity incentive plans (such as vested and unvested restricted stock). Stock options and stock appreciation rights (“SARs”) do not count towards satisfaction of the ownership requirements.
     Stock Options Grant to New Non-Employee Directors. In February 2007, the Board granted an option to purchase 3,500 shares of Common Stock at an exercise price of $20.37, the NASDAQ closing price on the grant date, to each of Mr. McLachlan and Mr. Rittenhouse. These options become exercisable in full on the first anniversary of the grant date and have a term of seven years.
     Stock Grant to Non-Employee Directors. Consistent with the new compensation structure set forth above, on June 13, 2007, the non-employee directors were granted restricted stock with a market value of approximately $50,000 on the date of grant, or 2,289 shares. The shares vest equally over three years from the date of grant.
     Benefits for Retiring Directors
     In February 2007, Messrs. Bauer, Drake and Lesser retired from the Board. In consideration of their many years of service to A.C. Moore, in April 2007 the Board approved a one-time retirement award of $9,375, $8,125 and $8,750, respectively, for Messrs. Bauer, Drake and Lesser, which payments would have been received had these directors remained on the Board through June 7, 2007, the date of 2007 annual meeting of shareholders. In addition, in accordance with their options granted under A.C. Moore’s 1997 Plan (as defined below) and 2002 Plan, unvested stock options held by Messrs. Bauer, Drake and Lesser will continue to vest over their remaining terms and they will have up to five years from their respective dates of retirement to exercise all vested stock options, not to exceed the original 10-year term of each option.
     THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of Common Stock by (i) each person who is known by A.C. Moore to be the beneficial owner of more than 5% of Common Stock, (ii) each director and nominee for director of A.C. Moore, (iii) each executive officer of A.C. Moore named in the Summary Compensation Table and (iv) all directors and executive officers of A.C. Moore as a group. The information about the beneficial owners contained in the table below is based on information supplied by such persons or SEC filings. Except as otherwise indicated, to the knowledge of A.C. Moore, the beneficial owners of shares of Common Stock listed below have sole investment and voting power with respect to such shares.

	Shares Beneficially Owned (1)
	Amount and
	Nature of
	Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class
Rick A. Lepley	140,000	(2)	*
Marc Katz	30,667	(3)	*
Joseph A. Jeffries	—		*
Craig R. Davis	200		*
Amy Rhoades	6,267	(4)	*
Lawrence H. Fine	14,171	(5)	*
Joseph F. Coradino	10,763	(6)	*
Michael J. Joyce	27,430	(7)	*
Neil A. McLachlan	4,263	(8)	*
Thomas S. Rittenhouse	5,263	(9)	*
Lori J. Schafer	17,430	(10)	*
All executive officers and directors as a group (10 persons)	242,283	(11)	1.2

Barclays Global Investors, NA	727,688	(12)	3.6
Barclays Global Fund Advisors	298,052	(12)	1.5
The Baupost Group, L.L.C.	3,332,200	(13)	16.4
Dimensional Fund Advisors LP	1,038,103	(14)	5.11
Glenhill Advisors, LLC
Glenn J. Krevlin
Glenhill Capital Management, LLC	1,948,500	(15)	9.6
Glenhill Capital LP	1,203,784	(15)	5.9
Royce & Associates, LLC	2,255,100	(16)	11.1
T. Rowe Price Associates, Inc.	2,089,610	(17)	10.3

*	Denotes less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to Common Stock. Shares of Common Stock issuable upon the exercise of securities currently exercisable or exercisable within 60 days of the Record Date and shares of restricted stock which vest within 60 days of the Record Date are deemed outstanding for computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person. The address for all current directors and executive officers is c/o A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009.

(2)	Includes 140,000 options exercisable within 60 days of the Record Date.

(3)	Includes 30,667 options exercisable within 60 days of the Record Date.

(4)	Includes 6,267 options exercisable within 60 days of the Record Date.

(5)	Includes (i) 13,567 shares of Common Stock; (ii) 600 shares of Common Stock held in a custodial account for the benefit of Mr. Fine’s child; and (iii) 4 shares of Common Stock held in his 401(k) plan account. Information regarding Mr. Fine’s beneficial ownership is as of June 11, 2007. Mr. Fine resigned from the positions of President and Chief Operating Officer and member of the Board effective June 11, 2007.

(6)	Includes (i) 763 shares of restricted stock which vest within 60 days of the Record Date; and (ii) 10,000 options exercisable within 60 days of the Record Date.

(7)	Includes (i) 763 shares of restricted stock which vest within 60 days of the Record Date; and (ii) 26,667 options exercisable within 60 days of the Record Date.

(8)	Includes (i) 763 shares of restricted stock which vest within 60 days of the Record Date; and (ii) 3,500 options exercisable within 60 days of the Record Date.

(9)	Includes (i) 1,000 shares of Common Stock held jointly with his spouse; (ii) 763 shares of restricted stock which vest within 60 days of the Record Date; and (iii) 3,500 options exercisable within 60 days of the Record Date.

(10)	Includes (i) 763 shares of restricted stock which vest within 60 days of the Record Date; and (ii) 16,667 options exercisable within 60 days of the Record Date.

(11)	Includes 237,268 options exercisable within 60 days of the Record Date. Excludes shares of Common Stock beneficially owned by Mr. Fine who was not A.C. Moore’s executive officer or director as of the Record Date.

(12)	Based solely on Schedule 13G filed with the SEC on February 5, 2008 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. The filing indicates that Barclays Global Investors, NA has sole dispositive power over 727,668 shares of Common Stock and sole voting power over 671,454 shares of Common Stock. The filing also indicates that Barclays Global Fund Advisors has sole voting power and dispositive power over 298,052 shares of Common Stock. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, LONDON, EC3N 4HH. The address of Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan. The address of Barclays Global Investors Canada Limited is Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1. The address of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. The address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

(13)	Based solely on Schedule 13G/A filed with the SEC on April 9, 2008 by The Baupost Group, L.L.C. (referred to as “Baupost”) on its own behalf and on behalf of SAK Corporation and Seth A. Klarman. The filing indicates that Baupost has sole voting and dispositive power over 3,332,200 shares of Common Stock. Baupost is a registered investment adviser. SAK Corporation is the manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership, under Section 13(d) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), of the securities beneficially owned by Baupost. Securities reported as beneficially owned by Baupost include securities purchased on behalf of various investment limited partnerships. The address of Baupost, SAK Corporation and Seth A. Klarman is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(14)	Based solely on Schedule 13G/A filed with the SEC on February 6, 2008 by Dimensional Fund Advisors LP (referred to as “Dimensional Fund”). These securities are owned by various individual and/or institutional investors, which Dimensional Fund serves as investment adviser with sole power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Dimensional Fund is deemed to be a beneficial owner of such securities; however, Dimensional Fund expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Dimensional Fund is 1299 Ocean Avenue, Santa Monica, California 90401.

(15)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2008 by Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Management, LLC, and Glenhill Capital LP. The filing indicates that Glenhill Advisors, LLC and Glenn J. Krevlin have sole voting power and sole dispositive power over 1,948,500 shares of Common Stock. The filing also indicates that Glenhill Capital Management, LLC and Glenhill Capital LP have shared voting power and shared dispositive power over 1,948,500 shares of Common Stock and 1,203,784 shares of Common Stock, respectively. Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. Glenhill Capital Management, LLC is the general partner and investment advisor of Glenhill Capital, LP, a security holder of the Company and sole shareholder of Glenhill Capital Overseas GP, Ltd. Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund, LP, a security holder of the Company. The address of Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Management, LLC, and Glenhill Capital LP is 598 Madison Avenue, 12th Floor, New York, New York 10022.

(16)	Based solely on a Schedule 13G/A filed with the SEC on January 25, 2008 by Royce & Associates, LLC. The filing indicates that Royce & Associates, LLC has sole voting power and sole dispositive power over 2,255,100 shares of Common Stock. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(17)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2008 by T. Rowe Price Associates, Inc. (referred to as “Price Associates”). The filing indicates that Price Associates has sole voting power over 629,550 shares of Common Stock, and sole dispositive power over 2,089,610 shares of Common Stock. These securities are owned by various individual and institutional investors, which Price Associates serves as investment adviser. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
     A.C. Moore’s executive officers, as of the Record Date, who are not also directors were as follows:

Name	Age	Position
Marc Katz	43	Executive Vice President and Chief Financial Officer
Joseph A. Jeffries	42	Executive Vice President of Operations
Craig R. Davis	55	Senior Vice President of Merchandising and Marketing
Amy Rhoades	36	Vice President and General Counsel
     Mr. Katz has served as Executive Vice President and Chief Financial Officer of A.C. Moore since September 2006. Previously, Mr. Katz was Senior Vice President and Chief Information Officer of Foot Locker, Inc., a New York Stock Exchange traded specialty athletic retailer, a position he held from May 2003 to September 2006. Mr. Katz served as Vice President and Chief Information Officer of Foot Locker from July 2002 to May 2003. From 1997 to 2002, Mr. Katz served in the following capacities at the financial services center of Foot Locker: Vice President and Controller from July 2001 to July 2002; Controller from December 1999 to July 2001; Retail Controller from October 1997 to December 1999; and Director Inventory Control from June 1997 to October 1997. Prior to his employment with Foot Locker, Mr. Katz served for eight years at The May Department Stores Company, an operator of department store chains, in various financial positions.
     Mr. Jeffries has served as Executive Vice President of Operations of A.C. Moore since November 2007. Previously, Mr. Jeffries served as Vice President, Store Operations, Space Planning and Visual Merchandising for Office Depot, Inc., a New York Stock Exchange traded global supplier of office products and services, a position he held from 2004 to November 2007. During 2004 and 2005, he also served as Vice President, Store and Copy Center Operations of Office Depot. From 1999 to 2003, Mr. Jeffries served in the following capacities at Office Depot: Director, Store Prototype Development; Director, Store Operations; and Senior Manager, Store Processes. Prior to his employment with Office Depot, Mr. Jeffries held management positions with Home Quarters Warehouse, Inc., a home improvement retail chain.
     Mr. Davis has served as Senior Vice President of Merchandising and Marketing of A.C. Moore since July 2007. Previously, Mr. Davis served as Vice President, General Merchandise Manager, Retail for Cracker Barrel Old Country Store, a national restaurant and gift shop chain, from October 2006 to July 2007. He joined Cracker Barrel in 2005 as a Divisional Merchandise Manager. From 2001 to 2004, Mr. Davis was Vice President and General Merchandise Manager for Jo-Ann Stores, Inc., the national fabric and craft retailer. From 1996 to 2001, Mr. Davis served as Divisional Merchandise Manager for Garden Ridge, Inc., the privately held retailer of home décor, craft and house ware products located in the Midwestern and Southeastern United States. From 1976 to 1996, he held senior management positions with various arts and crafts and home décor retailers, including Metropolitan Plant and Flower, Inc. and Leewards Creative Crafts, Inc.
     Ms. Rhoades has served as Vice President and General Counsel of A.C. Moore since July 2006. From April 2003 to July 2006, Ms. Rhoades was an attorney at the law firm of Blank Rome LLP.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     A.C. Moore has experienced certain changes in the composition of its senior management and Board during 2007. Two of our five named executive officers are new to A.C. Moore, including our Executive Vice President of Operations and Senior Vice President of Merchandising and Marketing, who joined us in November and July 2007, respectively. Since February 2007, three members of our Board retired after decades of service to A.C. Moore, and two new directors were appointed to our Board. In addition, our President and Chief Operating Officer and member of the Board resigned in June 2007. We are focused on improving profitability and have restructured our compensation program to achieve this goal. Unless otherwise indicated, this Compensation Discussion and Analysis sets forth the executive compensation program which we developed in 2007, including the approval of A.C. Moore’s 2007 Stock Incentive Plan in June 2007. We have also included information about our compensation program and philosophy prior to these recent developments as appropriate.
Our Philosophy
     Our compensation program is based on the principles and objectives set forth below.
•	We structure our compensation program to target the median of the market in which we compete for executive talent.

•	We strive to develop compensation programs that emphasize pay-for-performance.

•	We seek to retain and motivate a talented management team to continually maximize shareholder value.

•	We strive to ensure the compensation programs maintain an appropriate balance between base salary, annual and long-term stock-based incentive compensation.

•	We motivate our executives to achieve financial and operational goals by providing them with opportunities to earn annual incentive payments, at market amounts, based on above-market performance.

•	We strive to align the earnings prospects and interests of executives with those of our shareholders.

•	We believe our executives should have meaningful levels of ownership of A.C. Moore Common Stock.
Compensation Committee Process
     The Compensation Committee of our Board determines our overall compensation philosophy. The Compensation Committee is also responsible for reviewing and recommending to the Board the elements of our executive officers’ compensation. The other duties and responsibilities of the Compensation Committee are set forth below in this proxy statement.
     The Compensation Committee recommends to the full Board the Chief Executive Officer’s overall compensation. The Compensation Committee and the other independent members of the Board discuss the Chief Executive Officer’s compensation during an executive session based on their assessment of his individual performance and the financial and operating performance of A.C. Moore.

Compensation for the other named executive officers is based on recommendations to the Compensation Committee from the Chief Executive Officer and other members of management, as appropriate. The Compensation Committee considers these recommendations based on individual responsibility, experience and overall performance. Generally, the full Board, upon the Compensation Committee’s recommendation, approves the compensation and employment agreements of A.C. Moore’s principal executive, financial and operating officers; and the Board has delegated to the Compensation Committee the authority to approve the compensation for all other officers.
     During 2007, the Board and the Compensation Committee approved amendments to employment agreements with Rick A. Lepley, our President and Chief Executive Officer, and Amy Rhoades, our Vice President and General Counsel. Also during 2007, the Board and the Compensation Committee approved letter agreements with Joseph A. Jeffries, our Executive Vice President of Operations, and Craig R. Davis, our Senior Vice President of Merchandising and Marketing, in connection with their joining A.C. Moore as executive officers. In addition, in 2007 the Board approved entry into a separation agreement and general release with Lawrence H. Fine, former President and Chief Operating Officer of A.C. Moore. The terms of these agreements are discussed below under “Agreements with Named Executive Officers.” The Board and the Compensation Committee believe the terms of the compensation for the current executive officers and agreements with such executive officers are consistent with the practices of other similarly situated retailers.
     To assist the Compensation Committee in executing its responsibilities, including, but not limited to, developing the 2007 Annual Incentive Plan (referred to as the “Annual Incentive Plan”) and Stock Incentive Plan, the Compensation Committee approved the retention of the Hay Group, an independent outside compensation consultant. The consultant worked with the Compensation Committee through management to develop information and guidance concerning best practices and trends in executive compensation and to provide analysis of A.C. Moore’s compensation programs based on retail market data. The consultant received assignments and direction by the Chair of the Compensation Committee with input from members of management, as appropriate. Reports and information from these assignments were presented to the Compensation Committee for consideration and appropriate action at Compensation Committee meetings.
     Generally, the Compensation Committee reviews and adjusts targeted compensation levels annually at its first meeting of the year. The Compensation Committee will also meet periodically during the year to consider compensation programs and to gain relevant information and context for determining compensation for executives.
     A.C. Moore believes that to attract and retain qualified management, pay levels (including base salary, incentive compensation and benefits) should be targeted at the 50th percentile or median of pay levels of comparable positions at comparable companies in the market. Actual compensation may vary from these targets based on several factors, including individual performance, experience, roles and responsibilities and A.C. Moore performance.
     The primary reference points for the determination of market pay practices are the compensation levels (base salary, short-term and long-term incentives) for retail companies with sales and market capitalizations generally consistent with that of A.C. Moore. A.C. Moore believes that pay levels should reflect the complexity and size of our business, and that sales and market capitalization are good surrogates for these factors. In this regard, we rely on information generated by our Human Resources department as well as information prepared by outside consultants.
     Retail market data is used, in part, to set compensation for the executive officers, but it is not the sole point of reference. Total compensation of executive officers, including the Chief Executive Officer, is determined after reviewing the executive’s performance, long-term potential, responsibilities and experience within the context of the market data. In addition to these factors, A.C. Moore also considers internal pay equity within the executive group.
     The Compensation Committee takes into account the estimated accounting (pro forma expense) and the tax impact of all material changes to the executive compensation program and discusses such matters periodically during the year. In general, the policy of A.C. Moore and the Compensation Committee is to optimize the tax deductibility of executive compensation so long as deductibility is consistent with the objectives of executive compensation. The Compensation Committee has been advised that, based on current interpretations, awards under the 1997 Employee, Director and Consultant Stock Option Plan (referred to as the “1997 Plan”), the 2002 Plan, the Stock Incentive Plan and the Annual Incentive Plan, should satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). The Compensation Committee has also been advised that restricted stock awards which vest based on continued employment with A.C. Moore do not qualify as performance-based compensation, and so may not be tax-deductible under Code Section 162(m), unless the number of the restricted stock awards to be granted is based on the satisfaction of performance criteria.
Components of Compensation
     In line with our philosophy, A.C. Moore provides a compensation program with both fixed and variable components. Fixed compensation, which consists of base salary, is designed to attract and retain executive talent. Variable compensation, which consists of annual and long-term incentive programs, delivers potential awards to executives which depend, in part, upon both A.C. Moore’s and the individual’s performance. In addition, A.C. Moore offers a limited number of benefits programs. The main elements of A.C. Moore’s executive compensation programs are outlined in the table below.

Compensation Element	Purpose	Key Considerations
Base Salary	Represents pay for an individual’s primary duties and responsibilities.	Base salaries are reviewed annually and are established based on scope of responsibility, internal equity, individual performance and competitiveness versus the relevant external market or peer group and A.C. Moore’s operating performance.

Annual Incentives	Rewards achievement of specific, short-term financial goals with adjustments based on the individual’s performance.	Represents a performance-based annual cash incentive opportunity. The amount earned varies relative to the targeted level based on A.C. Moore’s actual results as well as the individual’s performance. Target awards are set at approximately the median of the market.

Long-Term Incentives: Stock Options Under the 1997 and 2002 Plans(1)	Rewards participants if the value of A.C. Moore stock increases. Aligns executives’ interest with that of shareholders.	Represents a long-term equity incentive opportunity. Historically, A.C. Moore used stock options as its primary long-term incentive vehicle for management.

Compensation Element	Purpose	Key Considerations
Equity Grants Under the Stock Incentive Plan (1)	Motivates and rewards participants for meeting long-term goals. Allows for flexibility in granting future awards. Permits grants of appreciation only vehicles, full value vehicles and performance-based awards.	The mix of long-term incentive vehicles is intended to strike an appropriate balance between performance, shareholder value and executive retention. The value realized depends in part on A.C. Moore’s performance as compared to metrics established and approved by the Compensation Committee.

Retirement Benefits	Provide benefits to executives and other employees upon retirement from A.C. Moore.	We provide a 401(k) employee contribution plan with A.C. Moore contributions, which is available to all employees.

Employee Welfare Plans and Other Benefits	Provide basic life security needs.	These plans offer medical, life, dental and other employee welfare benefits.

(1) Effective June 7, 2007, equity grants are made solely under the Stock Incentive Plan.
Elements of Our Compensation Program
     Base Salary. Base salaries are an important element of compensation and provide executives with a base level of income. In determining base pay, the Compensation Committee considers multiple factors, including the executive’s responsibilities, individual performance against pre-determined objectives, base salary competitiveness as compared to the external market, internal equity and A.C. Moore’s financial and operating performance. The Compensation Committee does not use a specific formula for evaluating the executive. Instead, executives are assessed primarily by the Chief Executive Officer based upon how they contributed to A.C. Moore’s business success in their areas of responsibility. In 2007, our Executive Vice President and Chief Financial Officer and Vice President and General Counsel received base salary increases of 12.7% and 2.6%, respectively, as part of the annual review required under their employment agreements.
     Annual Incentives. Annual cash bonuses under the Annual Incentive Plan, which was previously approved by shareholders, are intended to reward performance during the year, and therefore, can be highly variable from year to year. The Annual Incentive Plan corporate and individual performance goals are based on A.C. Moore’s budget and operating plan approved by the Board. The plan has a minimum level of achievement below which no bonuses will be paid as well as a maximum level that limits annual bonus payouts. Award levels at target generally reflect the median of the competitive market with the opportunity to earn more or less depending on actual financial performance of A.C. Moore and individual performance.
     In February 2007, the Compensation Committee and the Board approved the Annual Incentive Plan for performance in 2007 for A.C. Moore’s employees, including the then current executive officers. For performance in 2007, most participants in the Annual Incentive Plan were eligible to receive a cash payment denominated as a percentage of base salary depending on both A.C. Moore’s performance relative to pre-tax income targets and the individual’s achievement of pre-determined, measurable performance goals. The Chief Executive Officer, Chief Financial Officer and Chief Operating Officer were eligible to receive a cash payment denominated as a percentage of base salary depending solely on

A.C. Moore’s performance in 2007 relative to pre-tax income targets. The plan for 2007 required the achievement of a minimum level of pre-tax income as a condition for payout of any bonuses. As A.C. Moore did not achieve the minimum level of pre-tax income in 2007, no annual cash bonuses were paid.
     In March 2008, the Compensation Committee and the Board approved the Annual Incentive Plan for performance in 2008. For performance in 2008, most participants in the Annual Incentive Plan are eligible to receive a cash payment denominated as a percentage of base salary depending on both A.C. Moore’s performance relative to pre-tax income, cash, margin and sales targets and the individual’s achievement of pre-determined, measurable performance goals. Each of these metrics is weighted based on the overall significance to the business operating plan. Bonuses for 2008 performance may be paid in the event that A.C. Moore or the individual achieves one of the targets, with the payment amount proportionate to the weight assigned to the specific metric achieved. The Chief Executive Officer is eligible to receive a cash payment denominated as a percentage of base salary depending solely on A.C. Moore’s performance in 2008 relative to the above targets.
     The Compensation Committee may make negative adjustments to reduce a potential award in whole or in part based on the Compensation Committee’s assessment of individual performance by an executive against the established individual objectives. However, the Compensation Committee cannot use its discretion to increase the award.
     The Compensation Committee and the Board have the authority to award discretionary cash bonuses in addition to annual incentive awards, if in their judgment, there has been exceptional performance by an executive officer which has contributed to superior operating results of A.C. Moore in a calendar year. The Board believes that the potential for such awards will help to motivate and retain more talented executive officers. In 2007, Mr. Katz received a discretionary cash bonus of $12,500.
     Long-Term Equity Incentives. Long-term incentive equity awards are granted to executives under the Stock Incentive Plan previously approved by shareholders. The Chief Executive Officer and other members of management, as appropriate, recommend to the Compensation Committee the actual grants for approval based on performance potential and market data. The named executive officers and other members of management participate in this process in order to provide insight into performance of individuals over whom they have supervision and adjust the size of the grant accordingly. The Compensation Committee recommends these grants and the Board approves them. When approving the amount of the grants, the Compensation Committee takes into consideration individual and A.C. Moore performance, both within the context of market practices. As with other elements of compensation, A.C. Moore targets the median of the market with regard to the size of long-term equity grants.
     Historically, A.C. Moore relied on stock options as its primary long-term equity vehicle through grants under the 1997 and 2002 Plans. Option exercise prices are the fair market value of our Common Stock on the date of grant.
     A.C. Moore believes the Stock Incentive Plan, approved by A.C. Moore’s shareholders in June 2007, provides flexibility in granting awards through a variety of equity vehicles. The Stock Incentive Plan permits grants of appreciation only vehicles (such as stock options or stock appreciation rights), full value vehicles (such as restricted stock or restricted stock units) and performance-based awards (such as performance shares or performance vested restricted stock). A.C. Moore intends that the types of equity awards granted, vesting schedules and the mix of equity vehicles used under the Stock Incentive Plan will directly support the objectives of A.C. Moore’s compensation program. In addition, in reaching the decision as to what types of equity will be awarded under the Stock Incentive Plan, the Compensation Committee evaluates, among other considerations, industry long-term incentive practices and changes to the required accounting and tax treatment of equity awards. Awards may also be granted at the time of a special event, such as upon employment, or at the Compensation Committee’s discretion.

     The Compensation Committee provided a long-term incentive opportunity to the then current executive officers through a grant of stock options made in February 2007 under the 2002 plan and a grant of performance accelerated restricted stock (referred to as “PARS”) following shareholder approval of the Stock Incentive Plan in June 2007. The number of shares underlying the February 2007 stock option grant to Mr. Lepley was provided for in his employment agreement entered into in June 2006. In June 2007, the then current executive officers received a grant of PARS, which vest in three equal installments upon A.C. Moore’s achievement of certain financial performance targets and vest in full on the date that is four years from the grant date, if not earlier vested. For the grants made in 2007, the outside compensation consultant provided to the Compensation Committee its insight regarding recommended amounts based on market data.
     In 2007, Messrs. Jeffries and Davis received equity grants on their respective dates of employment as provided in their letter agreements. The grant date fair value and terms of these grants are presented in the executive compensation tables below.
     In March 2008, except for Mr. Lepley, the current executive officers received a grant of PARS and stock-settled stock appreciation rights (referred to as “SARs”) as the 2008 long-term incentive opportunity. The PARS vest in four equal installments upon A.C. Moore’s achievement of certain financial performance targets and vest in full on the date that is five years from the grant date, if not earlier vested. Mr. Lepley received a grant of time-vested restricted stock which vests in three equal annual installments and SARs. The SARs granted to the executive officers, including Mr. Lepley, vest in three equal annual installments, have a base price equal to the NASDAQ closing price per share on the grant date and have a seven-year term. The number of shares of the March 2008 grant to Mr. Lepley was provided for in his employment agreement, as amended.
     Retirement and Other Benefits. The Chief Executive Officer and other named executive officers are eligible to participate in the full range and scope of retirement and health and insurance and other benefits plans, as are all other employees of A.C. Moore. A.C. Moore targets these types of benefits to be competitive with the median of the market. A.C. Moore sponsors a 401(k) retirement plan for salaried and hourly employees. The 401(k) plan is a tax-qualified, defined contribution plan under which fixed contributions are made to the account of each participating employee each year. Under the 401(k) plan, a matching contribution is made in the amount of 25% of the first 6% of eligible compensation to a maximum of $1,500 so long as an employee has reached 21 years of age and has three months of service. Participating employees may direct the investment of A.C. Moore matching and individual contributions into one or more of the investment options offered by the 401(k) plan. A.C. Moore believes that its employee benefit plans, including retirement plans and health and life insurance plans, are of the type commonly offered by other employers. These benefits form part of our compensation philosophy because A.C. Moore believes they are necessary in order to attract, motivate and retain talented executives.
Employment, Change-in-Control and Severance Agreements
     The employment agreements, which include change-in-control provisions, between A.C. Moore and Rick A. Lepley, President and Chief Executive Officer, Marc Katz, Executive Vice President and Chief Financial Officer, and Amy Rhoades, Vice President and General Counsel, are summarized in “Agreements with Named Executive Officers” below. These agreements were entered into in 2006 and Mr. Lepley’s and Ms. Rhoades’ agreement were amended in 2006 and 2007. The letter agreements entered into in 2007 with Joseph A. Jeffries, Executive Vice President of Operations, and Craig R. Davis, Senior Vice President of Merchandising and Marketing, are summarized in “Agreements with Named Executive Officers” below. A.C. Moore believes these agreements reflect market practice at the time they were signed or amended.

     During 2007, A.C. Moore entered into a separation agreement and general release with Lawrence H. Fine, A.C. Moore’s former President and Chief Operating Officer who resigned in June 2007. The terms of this agreement are discussed in “Agreements with Named Executive Officers” below.
Special Retention Award Opportunity
     On March 31, 2008, A.C. Moore’s Board approved a special cash retention award for certain key employees. The purpose of the award is to maintain stability of A.C. Moore’s leadership team by providing an incentive for these individuals to remain with A.C. Moore during the approximately 22-month period over which the award vests. A.C. Moore believes that the award is an important component of its compensation package at a time when A.C. Moore is seeking to successfully execute its business strategy.
     The terms of each cash retention award are set forth in an award agreement between A.C. Moore and the employee. The total cash amount of the special retention award is equal to 100% of the employee’s current base salary. The award vests on September 30, 2008 with respect to 25% of the total amount, on June 30, 2009 with respect to 25% of the total amount and on January 31, 2010 with respect to the remaining 50%. The right to receive any amount that has vested is contingent on continuous full-time employment with A.C. Moore and continuing to meet performance expectations under A.C. Moore’s internal review process, each through the respective vesting date.
     Any unvested amounts will be forfeited upon termination of full-time employment, except for termination due to death or permanent disability. For terminations for those reasons, the employee will receive an amount of the total award that varies depending on when the death or permanent disability occurs. The special retention award agreement also provides for automatic vesting of the awards on a change in control (as defined in the Stock Incentive Plan).
     The total amounts of the special retention award, subject to the vesting requirements set forth above, for the following executive officers are: Rick A. Lepley — $550,000; Marc Katz — $310,000; Joseph A. Jeffries — $280,000; Craig R. Davis — $280,000; and Amy Rhoades — $179,580.
Stock Ownership Guidelines
     Consistent with its executive compensation philosophy and the principle of aligning executive and shareholder interests, A.C. Moore believes officers should retain minimum ownership levels of A.C. Moore’s Common Stock. Upon recommendation of Hay Group, the following stock ownership guidelines were established by the Board in April 2007.

Executive	Ownership Multiple of Base Salary
Chief Executive Officer	Three (3) times
All Other Officers at the Vice President level and above	One (1) times
     The Chief Executive Officer and Chief Financial Officer are expected to comply with these ownership requirements by the end of a five-year period beginning in 2007. A five-year compliance period for all other officers at the Vice President level and above began in 2008. Shares that are counted for purposes of satisfying ownership requirements are shares directly and indirectly owned, grants and awards under equity incentive plans (such as vested and unvested restricted stock), and shares held in the officer’s account under A.C. Moore’s 401(k) plan. Stock options and SARs do not count towards satisfaction of the ownership requirements.

     In conclusion, this Compensation and Discussion Analysis provides material information about our compensation programs as required by SEC rules. Shareholders should also read the tables and narratives below, which are relevant to the Compensation and Discussion Analysis and offer supporting information.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in A.C. Moore’s Annual Report on Form 10-K for the year ended December 31, 2007 and this proxy statement.
     This Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that A.C. Moore specifically requests that the report be specifically incorporated by reference.
THE COMPENSATION COMMITTEE

Lori J. Schafer (Chair)
Joseph F. Coradino
Michael J. Joyce
Neil A. McLachlan

EXECUTIVE COMPENSATION
Summary Compensation Table for 2007
     The following table sets forth the compensation awarded to, earned by, or paid to A.C. Moore’s Chief Executive Officer, Chief Financial Officer, three other most highly compensated executive officers and former President and Chief Operating Officer (collectively referred to as the “Named Executive Officers”) for all services rendered in all capacities to A.C. Moore and its subsidiaries during 2007.

							All Other
Name and Principal		Salary	Bonus		Stock Awards	Option/SARs Awards	Compensation		Total
Position	Year	($)	($)		($)(1)	($)(1)	($)		($)
Rick A. Lepley,	2007	550,000	320,000	(3)	78,033	736,800	6,315	(4)	1,691,148
President and Chief Executive Officer (2)	2006	320,833	280,000	(5)	—	276,578	35,986	(6)	913,397

Marc Katz,	2007	280,833	42,500	(8)	36,628	260,653	9,539	(9)	716,153
Executive Vice President and Chief Financial Officer (7)	2006	82,500	90,000	(5)	—	50,111	1,500	(10)	224,111

Joseph A. Jeffries, Executive Vice President of Operations (11)	2007	3,231	120,000	(12)	1,699	833	12,720	(13)	138,483

Craig R. Davis, Senior Vice President of Merchandising and Marketing (14)	2007	99,077	255,000	(12)	12,981	—	11,300	(13)	397,733

Amy Rhoades,	2007	176,211	—		4,778	50,548	224	(10)	231,761
Vice President and General Counsel (15)	2006	74,123	—		—	14,167	—		88,290

Lawrence H. Fine,	2007	184,423	—		—	—	234,043	(17)	418,466
former President and Chief Operating Officer (16)	2006	350,000	—		—	554,083	1,500	(10)	905,583

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123R based on assumptions set forth in Note 2 to the consolidated financial statements included in A.C. Moore’s 2007 Form 10-K and disregarding forfeitures related to service-based vesting conditions. These dollar amounts include amounts granted in and prior to 2007, as applicable.

(2)	Mr. Lepley was appointed A.C. Moore’s Chief Executive Officer effective June 1, 2006.

(3)	Represents a guaranteed bonus required per his employment agreement.

(4)	Includes (i) $5,605 in relocation expenses and (ii) $710 A.C. Moore contribution to 401(k) plan.

(5)	Represents a retention bonus required per his employment agreement.

(6)	Includes (i) $34,486 in relocation expenses, and (ii) $1,500 A.C. Moore contribution to 401(k) plan.

(7)	Mr. Katz was appointed A.C. Moore’s Executive Vice President and Chief Financial Officer effective September 13, 2006.

(8)	Includes (i) $30,000 in guaranteed bonus required per his employment agreement, and (ii) $12,500 in bonus approved by the Board in October 2007 in connection with an annual review per his employment agreement.

(9)	Includes (i) $8,829 for the payoff of an automobile lease per his employment agreement, and (ii) $710 A.C. Moore contribution to 401(k) plan.

(10)	Represents A.C. Moore contribution to 401(k) plan.

(11)	Mr. Jeffries was appointed A.C. Moore’s Executive Vice President of Operations effective November 28, 2007.

(12)	Represents a retention bonus per his letter agreement.

(13)	Represents relocation expenses.

(14)	Mr. Davis was appointed A.C. Moore’s Senior Vice President of Merchandising and Marketing effective July 21, 2007.

(15)	Ms. Rhoades was appointed A.C. Moore’s Vice President and General Counsel effective July 24, 2006.

(16)	Mr. Fine resigned effective June 11, 2007.

(17)	Includes (i) $233,333 in severance payments equal to one year’s compensation paid in nine equal monthly installments, and (ii) $710 A.C. Moore contribution to 401(k) plan.
Grants of Plan-Based Awards in 2007
     The following table sets forth information regarding each equity grant made under the 2002 Plan and Stock Incentive Plan to the Named Executive Officers during the fiscal year 2007.

				Stock	Option/SARs
				Awards:	Awards:
				Number of	Number of		Grant Date
				Shares of	Securities	Exercise or	Fair Value of
				Stock or	Underlying	Base Price of	Stock and
	Grant	Approval		Units	Options	Option/SARs	Option/SARs
Name	Date	Date		(#)(1)	(#)(2)(3)	Awards ($/Sh)	Awards ($)(4)
Rick A. Lepley	02/20/07	02/20/07		—	100,000	20.37	788,000
	06/13/07	06/13/07		24,500	—	—	535,080
Marc Katz	02/20/07	02/20/07		—	42,000	20.37	330,960
	06/13/07	06/13/07		11,500	—	—	251,160
Joseph A. Jeffries	11/28/07	11/13/07	(5)	5,000	5,000	16.31	111,550 (6)
Craig R. Davis	07/21/07	06/22/07	(5)	6,000	—	—	124,620
Amy Rhoades	02/20/07	02/20/07		—	6,300	20.37	49,644
	06/13/07	06/13/07		1,500	—	—	32,760
Lawrence H. Fine	02/20/07	02/20/07		—	42,000	20.37	330,960

(1)	Represents grants of performance accelerated restricted stock (“PARS”). The PARS vest in three equal installments upon A.C. Moore’s achievement of certain financial performance targets. The PARS vest in full on the date that is four years from the grant date, if not earlier vested.

(2)	Grants vest and become exercisable in three equal installments each year beginning on the first anniversary of the date of grant. With the exception of the grants dated February 20, 2007, all options and stock appreciation rights (“SARs”) have a seven-year term.

(3)	The grants dated February 20, 2007 are stock options. The grant to Mr. Jeffries on November 28, 2007 is for SARs.

(4)	Grant date fair value of stock and option/SARs awards is computed in accordance with FAS 123R based on assumptions set forth in Note 2 to the consolidated financial statements included in A.C. Moore’s 2007 Form 10-K.

(5)	Reflects the date on which the Board or the Compensation Committee approved the terms of the letter agreements with each of Mr. Jeffries and Mr. Davis.

(6)	Includes a grant date fair value of $81,550 and $30,000 for the grants of, respectively, PARS and SARs.

Outstanding Equity Awards at Fiscal Year-End 2007
     The following table sets forth information concerning unexercised options and unvested stock awards for each Named Executive Officer outstanding as of the end of the fiscal year 2007. All equity awards were granted under either A.C. Moore’s 1997 Plan, 2002 Plan or the Stock Incentive Plan.

	Option/SARs Awards				Stock Awards
	Number of	Number of
	Securities	Securities				Market
	Underlying	Underlying	Option/		Number of	Value of
	Unexercised	Unexercised	SARs		Shares or	Shares or
	Options/	Options/	Exercise	Option/	Units of	Units of
	SARs	SARs	or Base	SARs	Stock That	Stock That
	(#)(1)	(#)(1)	Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(3)
Rick A. Lepley	53,333	106,667	17.74	06/01/2016	24,500	336,875
		100,000	20.37	02/20/2014
Marc Katz	16,667	33,333	18.32	09/13/2016	11,500	158,125
	—	42,000	20.37	02/20/2014
Joseph A. Jeffries	—	5,000	16.31	11/28/2014	5,000	68,750

Craig R. Davis	—	—	—	—	6,000	82,500

Lawrence H. Fine	—	—	—	—	—	—

Amy Rhoades	4,167	8,333	16.38	07/24/2016	1,500	20,625
	—	6,300	20.37	02/20/2014

(1)	All stock options and SARs vest and become exercisable in three equal installments each year beginning on the first anniversary of the date of grant. With the exception of options expiring on February 20, 2014, which have a seven-year term, all options have a 10-year term. All awards reflected in the table under “Option/SARs Awards” are stock options, with the exception of a grant to Mr. Jeffries of SARs expiring on November 28, 2014. Mr. Jeffries’ SARs have a seven-year term.

(2)	Represents grants of PARS, which vest in three equal installments upon A.C. Moore’s achievement of certain financial performance targets and vest in full on the date that is four years from the grant date, if not earlier vested.

(3)	Market value is calculated using $13.75 per share, the NASDAQ Stock Market closing price per share of A.C. Moore common stock on December 31, 2007.
Option Exercises and Stock Awards Vested in 2007
     The Named Executive Officers did not exercise any stock options and no stock amounts vested in 2007.

Equity Incentive Plans
     Old Plans
     A.C. Moore’s stock option plans consist of the 2002 Plan and the 1997 Plan (referred to together as the “Old Plans”). The purpose of the Old Plans was to encourage ownership of A.C. Moore’s Common Stock by employees and directors of A.C. Moore (and by certain consultants in the case of the 1997 Plan) in order to attract such persons, induce them to work for the benefit of A.C. Moore and provide additional incentive for them to promote the success of A.C. Moore. Options granted under each plan were either incentive stock options intended to qualify under Section 422 of the Code, or options not intended to so qualify, except that incentive stock options could only be granted to employees. The maximum total number of shares of A.C. Moore’s Common Stock for which awards could be granted under the 2002 Plan and 1997 Plan is 1,500,000 and 2,000,000 shares, respectively, subject to adjustment in a manner determined by the Compensation Committee of the Board to reflect changes in A.C. Moore’s Common Stock. Payment of the exercise price for options granted under the Old Plans may be made in cash, shares of Common Stock or a combination of both. All options granted pursuant to the Plans are exercisable in accordance with a vesting schedule and prior to an expiration date, each of which were set at the time of the issuance of the option. As of December 31, 2007, there were options to purchase 1,221,506 and 155,890 shares of Common Stock outstanding under the 2002 Plan and 1997 Plan, respectively.
     All directors, officers and key employees (and certain consultants in the case of the 1997 Plan) were eligible to receive options under the Old Plans. The Old Plans are administered by the Compensation Committee or, at the option of the Board, the Board may administer the Old Plans. The Compensation Committee approved the optionees and determined the nature of the option granted, the number of shares subject to each option, the option vesting schedule and other terms and conditions of each option. The Compensation Committee could modify or amend each Plan, provided that without the consent of the participant, such action could not affect a participant’s rights under previously granted options. With the consent of a participant, the Compensation Committee may amend outstanding options in a manner not inconsistent with the applicable Plan.
     The Stock Incentive Plan described below effectively replaced the Old Plans and no further grants or awards are made under the Old Plans. All grants and awards are made under the shareholder-approved Stock Incentive Plan. The Old Plans will continue in effect until their respective expiration dates for the limited purpose of administering such plans.
     Stock Incentive Plan
     On June 7, 2007, A.C. Moore’s shareholders approved the Stock Incentive Plan. The purpose of the Stock Incentive Plan is to provide incentives to attract, retain, motivate and reward non-employee directors, executive officers and other key employees of A.C. Moore by providing them opportunities to receive shares of Common Stock or to receive monetary payments based on the value of such shares. The Stock Incentive Plan is intended to assist in further aligning the interests of participants in the Stock Incentive Plan with those of A.C. Moore’s shareholders.
     The following types of awards or any combination of them may be granted under the Stock Incentive Plan: (i) stock options (both incentive stock options and non-qualified options) to receive shares of Common Stock; (ii) stock appreciation rights, which entitle the grantee to receive an amount in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, determined by reference to appreciation in Common Stock value; (iii) stock awards, which entitle the grantee to receive shares of Common Stock which may be subject to certain restrictions such as restrictions on transferability; (iv) performance awards, which entitle the grantee to receive, without payment, an award following the attainment of performance goals; and (v) stock units, which entitle the grantee to receive an amount in cash or, if the grantee and the Compensation Committee so agree, in shares of Common Stock or a combination of cash and shares of Common Stock, with or without other payments by the grantee, as may be determined by the Compensation Committee (each as described above is referred to as an “Award” and collectively, the “Awards”). In addition, other forms of awards valued in whole or in part by reference to A.C. Moore’s Common Stock may be granted either alone or in addition to the foregoing Awards. Each Award is subject to such terms and conditions consistent with the Stock Incentive Plan, as determined by the Compensation Committee and as set forth in an Award agreement.
     All non-employee directors, executive officers and other key employees of A.C. Moore or any of its affiliates who are significantly responsible for the success and future growth and profitability of A.C. Moore, as determined by the Compensation Committee, are eligible to be participants in the Stock Incentive Plan. The Stock Incentive Plan is administered by the Compensation Committee. Under the Stock Incentive Plan, the Compensation Committee has the power to interpret the Stock Incentive Plan and to adopt such rules and regulations as it considers necessary for purposes of administering the Stock Incentive Plan. The Compensation Committee is authorized to grant Awards to the participants in the Stock Incentive Plan and to determine the number and types of such Awards and the terms, conditions and limitations applicable to each such Award. The Compensation Committee may delegate its powers and authority under the Stock Incentive Plan to designated officers or employees of A.C. Moore. In addition, the independent members of the full Board may exercise any of the powers and authority of the Compensation Committee under the Stock Incentive Plan.
     The aggregate number of shares of Common Stock that may be subject to Awards to be granted under the Stock Incentive Plan is 1,000,000 shares, subject to adjustments for stock splits, recapitalizations and other specified events. This share reserve will be increased by a number of shares of Common Stock equal to the number of shares of Common Stock that are issuable pursuant to option grants (referred to as the “Existing Options”) outstanding under the Old Plans as of the effective date of the Stock Incentive Plan that but for the suspension of the Old Plans would otherwise have reverted to the share reserve of the Old Plans, as applicable, as a result of the expiration, termination, cancellation or forfeiture of such Existing Options.
Annual Incentive Plan
     The purpose of the Annual Incentive Plan is to provide an annual performance based incentive for employees who are in a position to contribute materially to the success of A.C. Moore. The Compensation Committee and the Board believe that A.C. Moore will significantly benefit from having A.C. Moore’s employees receive cash bonus awards under the Annual Incentive Plan. A.C. Moore’s success depends, in large measure, on its ability to attract and reward talented employees with outstanding abilities and experience. To achieve this objective, the Board adopted the Annual Incentive Plan as a tool to attract and provide additional motivation to key employees to use their best efforts in performing their respective duties and obligations at A.C. Moore.
     All present and future employees, including executive officers, of A.C. Moore will be eligible to receive awards under the Annual Incentive Plan. A participant in the Annual Incentive Plan will be selected, from time to time, by the Compensation Committee among such employees. The Annual Incentive Plan generally is administered by the Compensation Committee comprised of not less than two members who each qualifies as an “outside director” within the meaning of Code Section 162(m) and the regulations thereunder. The Compensation Committee has general authority to impose any limitation or condition upon an award the Compensation Committee deems appropriate to achieve the objectives of the award and the Annual Incentive Plan.
     The Compensation Committee has the power and complete discretion to determine which employees will receive an award and the nature of the award, (ii) the amount of each award, (iii) the time or times when an award will be granted, (iv) whether a disability exists, (v) the terms and conditions applicable to awards, and (vi) any additional requirements relating to awards that the Compensation Committee deems appropriate.
     The Compensation Committee will be entitled to make non-uniform and selective determinations and to establish non-uniform and selective performance criteria, performance goals and the weightings thereof.
Agreements with Named Executive Officers
     We have entered into employment agreements, which include change of control provisions, with certain of our current executive officers. In 2007, we entered into letter agreements with Messrs. Jeffries and Davis, and a separation agreement with Mr. Fine. The material terms of these agreements are described below.
     The agreements with Messrs. Lepley and Katz and Ms. Rhoades provide for enhanced payments and benefits in the event of a change of control (as defined in these agreements). The basic rationale for this change of control protection is to diminish the potential distraction due to personal uncertainties and risks that inevitably arise when a change of control is threatened or pending. The termination benefits payable in connection with a change of control generally require a “double trigger,” which means that after a change of control (the first “trigger”) a covered executive’s employment is either involuntarily terminated without “cause” or the executive resigns for “good reason” (as both terms are defined in the relevant agreement), either of which would constitute the second “trigger.” A double trigger was selected to increase the likelihood that an executive would remain with A.C. Moore after a change of control. The agreements of Messrs. Lepley, Katz and Ms. Rhoades have a single trigger approach with regard to equity grants held on the date of a change in control, which means that all grants held on such date immediately vest and become exercisable, as applicable, upon a change in control. In addition, the Stock Incentive Plan contains a single trigger approach with regard to vesting of awards. The Annual Incentive Plan permits the Board, in its discretion, to accelerate vesting and payouts in the event of a change in control.
     Employment Agreement with Rick A. Lepley
     On June 1, 2006, A.C. Moore entered into an employment agreement with Mr. Lepley to serve as A.C. Moore’s Chief Executive Officer effective as of June 1, 2006. The employment agreement was amended on November 15, 2006 and November 19, 2007. Mr. Lepley’s employment agreement has an initial term of three years to be extended automatically for successive one year terms, unless either party provides written notice of termination at least six months prior to the end of the term. Mr. Lepley receives a base salary of $550,000 per fiscal year (using a fiscal year starting on June 1). Mr. Lepley received a cash sign-on lump sum retention bonus of $280,000, of which one-twenty fourth is earned each month that he remains employed by A.C. Moore. He must repay any unearned portion if A.C. Moore terminates his employment for cause (as defined in his employment agreement) or he terminates his employment without good reason (as defined in his employment agreement). Mr. Lepley received a guaranteed cash bonus of $320,000 in March 2007. Mr. Lepley also received various relocation benefits.
     The employment agreement provided for an initial grant to Mr. Lepley on June 1, 2006 of an option to purchase 160,000 shares of Common Stock, and a grant of an option to purchase 100,000 shares of Common Stock during the calendar year ended December 31, 2007. For each calendar year thereafter, Mr. Lepley is entitled to receive 19,166 shares of restricted stock and 50,000 stock appreciation rights (“SARs”), each of which vest equally over three years.
     Mr. Lepley’s employment agreement contains restrictive covenants relating to confidentiality, non-competition and non-solicitation. Mr. Lepley may not compete with, solicit employees from or interfere with business relationships of A.C. Moore for the same term during which he is entitled to receive base salary after termination, with a minimum of no less than 12 months in any circumstance. The non-competition provision prohibits Mr. Lepley from engaging in any business competing with A.C. Moore’s business as such business exists or is in process on the date of the termination of Mr. Lepley’s employment, within any geographical area in which A.C. Moore engages or actively plans to engage in such business. If Mr. Lepley violates these post-employment covenants, among other remedies, A.C. Moore is entitled to cease making post-employment payments to Mr. Lepley.
     If A.C. Moore terminates Mr. Lepley’s employment without cause or Mr. Lepley terminates for good reason during the first 24 months of the employment term, Mr. Lepley is entitled to receive base salary and insurance benefits from the termination date through the remaining months of the term and bonus amounts that vary depending on whether the termination occurs after or on or before December 31, 2006. If the termination occurs during the last 12 months of the term (including through non-renewal of the employment agreement), Mr. Lepley will receive twelve months of base salary and insurance benefits and his pro rata annual bonus. In either case, Mr. Lepley will be entitled to receive vested and earned but unpaid amounts under A.C. Moore’s incentive plans and his retention bonus will be deemed completely earned. If A.C. Moore terminates his employment for cause or Mr. Lepley terminates without good reason, Mr. Lepley is entitled to receive base salary through the termination date but no pro rata bonus. If termination occurs due to death or disability, his retention bonus will be deemed completely earned and Mr. Lepley or his estate will be entitled to receive base salary through the termination date, his pro rata bonus and vested and earned but unpaid amounts under A.C. Moore incentive and other programs.
     Upon a change of control (as defined in his employment agreement), Mr. Lepley receives an automatic two-year employment term from the date of the change of control, during which his base salary, annual bonus and other benefits are guaranteed to be at least at the level which he received in the 12 months prior to the change of control. If during this two-year term A.C. Moore terminates Mr. Lepley’s employment other than for cause, death or disability or Mr. Lepley terminates for good reason, Mr. Lepley is entitled to receive a lump sum cash payment equal to the aggregate of his base salary through the date of termination, two times the pro rata portion of his annual bonus and two times the amount of his base salary. For termination due to death or disability following a change of control, he or his estate will receive a cash lump sum payment equal to the aggregate of his base salary through the date of death or disability and a pro rata bonus determined in the same manner as if there were no change of control. If A.C. Moore terminates for cause or Mr. Lepley terminates without good reason following a change of control, he is entitled to base salary through the date of termination. In addition, all options, SARs and restricted stock held by Mr. Lepley on the date of a change of control will immediately vest and remain exercisable for different periods of time depending upon continued employment. If Mr. Lepley’s employment is terminated without cause following the change of control, he will have until the earlier of the end of the original option or SAR term and 18 months after the termination date to exercise the options and SARs. Upon a termination without cause following a change of control, all SARs and restricted stock to which Mr. Lepley would be entitled to receive will immediately be deemed granted and vested and Mr. Lepley will have 18 months after the termination date to exercise these SARs.
     If any payments to Mr. Lepley upon a change in control as described above would constitute an excess payment under Code Section 280G and be subject to the excise tax imposed by Code Section 4999 on such excess payments, Mr. Lepley is entitled to a tax “gross-up” payment of such amount that would leave him in the same tax position as if no such excise tax (including related penalties or interest) was applicable.
     Employment Agreement with Marc Katz
     On September 6, 2006, and effective as of September 13, 2006, A.C. Moore entered into an employment agreement with Marc Katz to serve as our Executive Vice President and Chief Financial

Officer. Mr. Katz’s employment agreement has an initial term of two years to be extended automatically for successive one year terms, unless either party provides written notice of termination at least 60 days prior to the end of the term.
     Mr. Katz receives a base salary of $310,000 per year under his employment agreement. On September 13, 2006, Mr. Katz received a cash sign-on lump sum retention bonus of $90,000 (referred to as the “2006 Retention Bonus”). In March 2007, Mr. Katz received a cash lump sum retention bonus of $30,000 (referred to as the “2007 Retention Bonus”), which bonus was required to be paid on or prior to March 31, 2007. Mr. Katz earns one-twenty fourth of the 2006 Retention Bonus and one-eighteenth of the 2007 Retention Bonus for each month after receipt that he remains employed by A.C. Moore. If A.C. Moore terminates his employment for cause (as defined in his employment agreement) or Mr. Katz terminates without good reason (as defined in his employment agreement), Mr. Katz must repay the unearned portions. Mr. Katz was granted an option to purchase 50,000 shares of A.C. Moore’s Common Stock on his start date.
     If A.C. Moore terminates his employment without cause or Mr. Katz terminates for good reason or there is a non-renewal of the employment agreement, Mr. Katz is entitled to receive base salary, pro rata bonus, vested and earned but unpaid amounts under A.C. Moore’s incentive plans and insurance benefits through the twelfth-month anniversary of the termination date. If A.C. Moore terminates for cause or Mr. Katz terminates without good reason, Mr. Katz is entitled to receive base salary through the termination date but will not be entitled to payment of a pro rata bonus. If termination occurs due to death or disability, Mr. Katz or his estate will be entitled to receive the sum of his base salary through the termination date, his pro rata annual bonus and vested and earned but unpaid amounts under incentive plans and other programs.
     Mr. Katz’s employment agreement contains restrictive covenants relating to confidentiality, non-competition and non-solicitation that are substantively the same as those described above for Mr. Lepley, except that the non-competition and non-solicitation prohibition is for 12 months following the termination of his employment.
     Upon a change of control (as defined in his employment agreement), Mr. Katz’s employment agreement provides for an automatic one-year term from the date of the change of control, during which Mr. Katz is guaranteed a base salary equal to 12 times his highest monthly base salary during the 12-months preceding the change of control, as well as an annual cash bonus at least equal to the amount received for the last full calendar year. If A.C. Moore terminates his employment other than for cause, death or disability or Mr. Katz terminates for good reason, Mr. Katz is entitled to receive a lump sum cash payment equal to the aggregate of base salary through the date of termination, pro rata bonus and twelve months of base salary. Mr. Katz will also receive insurance benefits during this period. For termination due to death or disability, he or his estate will receive a cash lump sum payment equal to the aggregate of his base salary through the date of death or disability and his pro rata bonus. If A.C. Moore terminates for cause or Mr. Katz terminates without good reason following a change of control, he is entitled to base salary through the date of termination. The employment agreement provides that Mr. Katz’s options vest immediately upon a change of control. If Mr. Katz’s employment is terminated without cause following a change in control, he will have until the earlier of the original option term or 18 months after the termination date to exercise the options.
     Any payments received by him in connection with a change in control or the termination of his employment will be reduced to the extent necessary so that no portion of such payments is subject to the excise tax imposed by Code Section 4999 but only if, by reason of such reduction, the net after-tax benefit received by him exceeds the net after-tax benefit that would be received by him if no such reduction was made.

     Letter Agreement with Joseph A. Jeffries
     On November 28, 2007, A.C. Moore entered into a letter agreement with Joseph A. Jeffries to serve as A.C. Moore’s Executive Vice President of Operations effective as of November 28, 2007. Mr. Jeffries receives a base salary of $280,000 per year. On the effective date, Mr. Jeffries received a cash sign-on lump sum retention bonus of $120,000, of which he earns one-twenty fourth for each month that he remains employed by A.C. Moore. Mr. Jeffries receives various relocation benefits, including without limitation, reimbursement for commission costs on the sale of his house, of which he earns one-twenty-fourth for each month that he remains employed by A.C. Moore. If A.C. Moore terminates his employment for cause (as defined in the letter agreement) or Mr. Jeffries resigns for any reason, Mr. Jeffries must repay the unearned portions of the retention bonus and the relocation benefits. Mr. Jeffries received a guaranteed cash lump sum bonus of $17,500 in March 2008. On the effective date, Mr. Jeffries was granted 5,000 shares of PARS and 5,000 SARs under the 2007 Stock Incentive Plan.
     If A.C. Moore terminates his employment without cause, Mr. Jeffries is entitled to receive base salary and insurance benefits through the sixth-month anniversary of the termination date. In the event Mr. Jeffries remains unemployed after six months from his termination date, he will receive an additional month of severance and insurance benefits for each month he remains unemployed, up to a maximum of six additional months.
     Mr. Jeffries’ letter agreement contains restrictive covenants relating to confidentiality, non-competition and non-solicitation that are substantively the same as those described above for Mr. Lepley, except that the non-competition and non-solicitation prohibition is for 12 months following the termination of his employment.
     Letter Agreement with Craig R. Davis
     On July 3, 2007, A.C. Moore entered into a letter agreement with Craig R. Davis to serve as A.C. Moore’s Senior Vice President of Merchandising and Marketing effective as of July 21, 2007. Mr. Davis receives a base salary of $280,000 per year. On the effective date, Mr. Davis received a cash sign-on lump sum retention bonus of $255,000, of which he earns one-eighteenth each month that he remains employed by A.C. Moore. Mr. Davis received various relocation benefits, including without limitation, 120-days of temporary housing, of which he earns one-twelfth each month that he remains employed by A.C. Moore. If A.C. Moore terminates his employment for cause (as defined in the letter agreement) or Mr. Davis resigns for any reason, Mr. Davis must repay the unearned portions of the retention bonus and the relocation benefits. Mr. Davis received a guaranteed cash lump sum bonus of $77,000 in March 2008. On the effective date, Mr. Davis was granted 6,000 PARS.
     Mr. Davis’ letter agreement contains identical provisions relating to termination without cause to Mr. Jeffries’ letter agreement described above.
     Mr. Davis’ letter agreement contains restrictive covenants relating to confidentiality, non-competition and non-solicitation that are substantively the same as those described above for Mr. Lepley, except that the non-competition and non-solicitation prohibition is for six months following the termination of his employment.
     Employment Agreement with Amy Rhoades
     On July 24, 2006, A.C. Moore entered into an employment agreement with Amy Rhoades to serve as A.C. Moore’s Vice President and General Counsel effective July 24, 2006. Ms. Rhoades’ employment agreement was amended on November 15, 2006 and November 19, 2007. Ms. Rhoades’ employment agreement has an initial term of one year to be extended automatically for successive one year terms, unless either party provides written notice of termination at least 60 days prior to the end of the term. Ms. Rhoades receives a base salary of $179,580 per year under her employment agreement. Ms. Rhoades was granted an option to purchase 12,500 shares of Common Stock on her start date.
     Ms. Rhoades’ employment agreement contains identical provisions relating to termination by A.C. Moore with or without cause, termination by Ms. Rhoades with or without good reason, non-renewal of the employment agreement and death or disability to Mr. Katz’s employment agreement described above, except that Ms. Rhoades does not receive insurance benefits following termination without cause or for good reason.
     Ms. Rhoades’ employment agreement contains restrictive covenants relating to confidentiality, non-competition and non-solicitation that are substantively the same as those described above for Mr. Lepley, except that the non-competition and non-solicitation prohibition is for 12 months following the termination of her employment.
     Upon a change of control (as defined in her employment agreement), Ms. Rhoades’s employment agreement contains identical provisions to Mr. Katz’s employment agreement described above. All options, SARs and restricted stock held by Ms. Rhoades on the date of a change of control will immediately vest. If Ms. Rhoades’s employment is terminated without cause following the change of control, she will have until the earlier of the end of the original option or SAR term and 18 months after the termination date to exercise the options and SARs.
     Separation Agreement with Lawrence H. Fine
     On July 17, 2007, A.C. Moore and Lawrence H. Fine, former President and Chief Operating Officer, entered into a separation agreement and general release. Mr. Fine received severance payments from A.C. Moore in an amount equal to one year’s compensation at his rate as of his separation date (June 11, 2007), paid in nine equal monthly installments, in exchange for his compliance with the terms of the separation agreement. Mr. Fine’s separation agreement includes restrictive covenants relating to confidentiality, non-competition and non-solicitation. The confidentiality provisions protect A.C. Moore’s confidential information and work product. Mr. Fine may not compete with, solicit employees from or interfere with the business relationships of A.C. Moore for a period of 12 months following the effective date of the separation agreement. The non-competition provision generally prohibits Mr. Fine from engaging in any business competing with A.C. Moore’s business, as such business exists or was in process as of the separation date, within a 50 mile radius of any geographic location in which the Company engages, or actively plans to engage, in business. The separation agreement also provides for Mr. Fine’s release of the Company from all claims.
Tabular Information Relating to Potential Payments or Benefits upon Termination and Change in Control
     The following tables quantify the potential termination and change in control payment and benefit amounts for Messrs. Lepley, Katz, Jeffries and Davis and Ms. Rhoades pursuant to their agreements, assuming a hypothetical triggering event had occurred as of December 31, 2007. The terms and conditions of the post-employment provisions for Messrs. Lepley, Katz, Jeffries and Davis and Ms. Rhoades are described in detail above under “— Agreements with Named Executive Officers.”
     Under the Stock Incentive Plan, all named executive officers may receive benefits in the event of death, disability and retirement. All unvested awards immediately vest in full upon the occurrence of a change in control under the Stock Incentive Plan. In addition, Mr. Lepley, Mr. Katz and Ms. Rhoades receive benefits under the Old Plans in the event of death or disability. The Stock Incentive Plan and the

Old Plans do not discriminate in terms of scope, terms or operation in favor of executive officers and these benefits are available generally to all participants.
Employment Agreement with Rick A. Lepley

							Termination
							for Cause or
							Resignation
			Termination		Termination		w/o Good
			for Cause or		w/o Cause or		Reason	Termination
	Termination		Resignation		Resignation		(including	due to Death
	w/o Cause or		w/o Good		for Good		Retirement)	or Disability
	Resignation		Reason	Termination	Reason upon		upon a	upon a
Item of	for Good		(including	due to Death	a Change in		Change in	Change in
Compensation	Reason (1)		Retirement)	or Disability	Control		Control	Control
Cash Payment (Salary and Bonus)	$1,191,667	(2)	—	$412,500 (3)	$1,925,000	(4)	—	$412,500 (3)

Retention Bonus (5)	$58,333		—	$58,333	$58,333	(6)	$58,333 (6)	$58,333 (6)

Equity Grants (7)	—		—	—	$863,940	(8)	$336,875 (9)	$336,875 (9)

Health Insurance Premiums	$16,868	(10)	—	—	$23,814	(11)	—	—

Excise Tax and Gross-Up	—		—	—	—		—	—

Total	$1,266,868		—	$470,833	$2,871,087		$395,208	$807,708

(1)	Amounts reflect payments assuming triggering event within first 24 months of Mr. Lepley’s employment agreement. See the narrative above under “— Agreements with Named Executive Officers” for information on provisions relating to the last 12 months of his employment agreement.

(2)	Reflects (i) $779,667 for 17 months of base salary paid on a monthly basis and (ii) $412,500 under the annual incentive plan for 2007 performance, calculated as if the target under such plan had been reached.

(3)	Reflects a lump sum payment under the annual incentive plan for 2007 performance, calculated as if the target under such plan had been reached.

(4)	Reflects lump sum payment equal to two times annual base salary ($1,100,000) plus two times $412,500 ($825,000) under the annual incentive plan for 2007 performance, calculated as if the target under such plan had been reached.

(5)	Reflects balance of retention bonus in original amount of $280,000 deemed completely earned.

(6)	Mr. Lepley will be deemed to have completely earned the retention bonus upon a change in control, irrespective of any subsequent termination.

(7)	Mr. Lepley receives immediate vesting and exercisability of all stock options, SARs, PARS and restricted stock held at the time of a change of control irrespective of any subsequent termination and will have until the end of the term of the option or SAR to exercise such option or SAR. In the event his employment is terminated for any reason (other than cause) after the change in control, he will have until the earlier of (a) the end of the original option or SAR term and (b) 18 months after termination to exercise these options and

SARs. If he is terminated for cause following the change in control, his options, SARs and unvested restricted stock terminate effective immediately.

(8)	Reflects $336,875 in immediately vested PARS and $527,065 in immediately granted and vested restricted stock based on $13.75, the NASDAQ closing price per share of A.C. Moore Common Stock on December 31, 2007.

(9)	Reflects $336,875 in immediately vested PARS based on $13.75, the NASDAQ closing price per share of A.C. Moore Common Stock on December 31, 2007.

(10)	Reflects 17 months of health insurance premiums paid on a monthly basis.

(11)	Reflects 24 months of health insurance premiums paid on a monthly basis.

Employment Agreement with Marc Katz

Termination
for Cause or
		Termination		Termination	Resignation
		for Cause or		w/o Cause or	w/o Good
		Resignation		Resignation	Reason	Termination
	Termination w/o	w/o Good		for Good	(including	due to Death
	Cause or	Reason	Termination	Reason upon a	Retirement)	or Disability
Item of	Resignation for	(including	due to Death	Change in	upon a Change	upon a Change
Compensation*	Good Reason	Retirement)	or Disability	Control	in Control	in Control
Cash Payment (Salary and Bonus)	$542,500 (1)	—	$232,500 (2)	$542,500 (3)	—	$232,500 (2)

Retention Bonus (4)	$48,750	—	$48,750	$48,750	—	$48,750

Equity Grants (5)	—	—	—	—	—	—

Health Insurance Premiums (6)	$11,907	—	—	$11,907	—	—

Reduction Resulting from Excise Tax	—	—	—	—	—	—

Total	$603,157	—	$281,250	$603,157	—	$281,250

*	Mr. Katz’s employment agreement does not contain a gross-up provision.

(1)	Reflects 12 months of base salary paid on a monthly basis of $310,000 plus $232,500 under the annual incentive plan for 2007 performance, calculated as if the target under such plan had been reached.

(2)	Reflects $232,500 under the annual incentive plan for 2007 performance, calculated as if the target under such plan had been reached.

(3)	Reflects a lump sum payment equal to 12 months of base salary of $310,000 plus $232,500 under the annual incentive plan for 2007 performance, calculated as if the target under such plan had been reached.

(4)	Reflects (i) $33,750 balance of 2006 retention bonus in original amount of $90,000 deemed completely earned, and (ii) $15,000 balance of 2007 retention bonus in original amount of $30,000 deemed completely earned.

(5)	Mr. Katz receives immediate vesting and exercisability of all stock options held at the time of a change of control irrespective of any subsequent termination and will have until the end of the term of the option to exercise such option. In the event his employment is terminated for any reason (other than cause) after the change in control, he will have until the earlier of (a) the end of the original option and (b) 18 months after termination to exercise these options. If he is terminated for cause following the change in control, his options terminate effective immediately.

(6)	Reflects 12 months of health insurance premiums paid on a monthly basis.

Letter Agreement with Joseph A. Jeffries

Item of Compensation*	Termination w/o Cause		Termination for Cause
Cash Payment (Salary)	$140,000	(1)	—

Retention Bonus	—		—

Health Insurance Premiums	$5,954	(2)	—

Total	$145,954		—

*	Mr. Jeffries’ letter agreement does not contain provisions relating to termination with or without good reason, termination for retirement, death or disability, a change in control or a gross-up or excise tax provision.

(1)	Reflects six months of base salary paid on a monthly basis. Mr. Jeffries is entitled to receive an additional $23,333 per month for each month he remains unemployed up to a maximum of six months.

(2)	Reflects six months of health insurance premiums paid on a monthly basis. Mr. Jeffries is entitled to receive an additional $992 per month for each month he remains unemployed up to a maximum of six months.
Letter Agreement with Craig R. Davis

Item of Compensation*	Termination w/o Cause		Termination for Cause
Cash Payment (Salary)	$140,000	(1)	—

Retention Bonus	—		—

Health Insurance Premiums	$5,954	(2)	—

Total	$145,954		—

*	Mr. Davis’ letter agreement does not contain provisions relating to termination with or without good reason, termination for retirement, death or disability, a change in control or a gross-up or excise tax provision.

(1)	Reflects six months of base salary paid on a monthly basis. Mr. Davis is entitled to receive an additional $23,333 per month for each month he remains unemployed up to a maximum of six months.

(2)	Reflects six months of health insurance premiums paid on a monthly basis. Mr. Davis is entitled to receive an additional $992 per month for each month he remains unemployed up to a maximum of six months.

Employment Agreement with Amy Rhoades

					Termination
					for Cause or
					Resignation
		Termination			w/o Good
		for Cause or		Termination	Reason	Termination
		Resignation		w/o Cause or	(including	due to Death
	Termination w/o	w/o Good		Resignation for	Retirement)	or Disability
	Cause or	Reason	Termination	Good Reason	upon a	upon a
Item of	Resignation for	(including	due to Death	upon a Change	Change in	Change in
Compensation*	Good Reason	Retirement)	or Disability	in Control	Control	Control
Cash Payment (Salary and Bonus)	$242,433 (1)	—	$62,853 (2)	$242,433 (3)	—	$62,853 (2)

Equity Grants (4)	—	—	—	$20,625 (5)	$20,625 (5)	$20,625 (5)

Health Insurance Premiums	—	—	—	$11,907 (6)	—	—

Total	$242,433	—	$62,853	$274,965	$20,625	$83,478

*	Ms. Rhoades’ employment agreement does not provide for a retention bonus or contain a gross-up or excise tax reduction provision.

(1)	Reflects 12 months of base salary paid on a monthly basis of $179,580 plus $62,853 under the annual incentive plan for 2007 performance, calculated as if the target under such plan had been reached.

(2)	Reflects $62,853 under the annual incentive plan for 2007 performance, calculated as if the target under such plan had been reached.

(3)	Reflects a lump sum payment equal to 12 months of base salary of $179,580 plus $62,853 under the annual incentive plan for 2007 performance, calculated as if the target under such plan had been reached.

(4)	Ms. Rhoades receives immediate vesting and exercisability of all stock options, stock appreciation rights (“SARs”), performance accelerated restricted stock (“PARS”) and restricted stock held at the time of a change of control irrespective of any subsequent termination and will have until the end of the term of the option or SAR to exercise such option or SAR. In the event her employment is terminated for any reason (other than cause) after the change in control, she will have until the earlier of (a) the end of the original option or SAR term and (b) 18 months after termination to exercise these options and SARs. If she is terminated for cause following the change in control, her options, SARs and unvested restricted stock terminate effective immediately.

(5)	Reflects value of immediately vested PARS based on $13.75, the NASDAQ closing price per share of A.C. Moore Common Stock on December 31, 2007.

(6)	Reflects 12 months of health insurance premiums paid on a monthly basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Compensation Committee Interlocks and Insider Participation
     The following persons served as members of the Compensation Committee at various times in 2007: Lori J. Schafer, Joseph F. Coradino, Michael J. Joyce, Neil A. McLachlan and Richard G. Lesser. No person who served as a member of the Compensation Committee during 2007 was a current or former officer or employee of A.C. Moore or engaged in certain transactions with A.C. Moore required to be disclosed by regulations of the SEC except as disclosed below under “Related Party Transactions.” Additionally, there were no compensation committee “interlocks” during 2007, which generally means that no executive officer of A.C. Moore served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of A.C. Moore.
Related Party Transactions Policy and Procedures
     In April 2007, the Board adopted a written Related Party Transactions Policy and Procedures. This policy applies to transactions or arrangements in which A.C. Moore is a participant and a related party (namely directors, nominees for director, executive officers, 5% shareholders and their respective immediate family members) with a direct or indirect material interest in the transaction, including transactions requiring disclosure under Item 404(a) of Regulation S-K. Under this policy, no related party transaction can occur unless it is approved or ratified by the Audit Committee or approved by the disinterested members of the Board. The Audit Committee is primarily responsible for reviewing and approving related party transactions, and in doing so, will consider all matters it deems appropriate, including, but not limited to, the dollar value of the proposed transaction, the relative benefits to be obtained and obligations to be incurred by A.C. Moore, and whether the terms of the transaction are comparable to those available to third parties.
Related Party Transactions
     Neil A. McLachlan, a director of A.C. Moore since February 2007, is President of the Consumer & Office Products Group of MeadWestvaco Corporation. A.C. Moore purchased approximately $29,000 of merchandise to sell in its stores from MeadWestvaco Corporation during the year ended December 31, 2007. Mr. McLachlan was not involved in this transaction and did not receive any compensation for this transaction.
     Richard J. Drake, a director of A.C. Moore who retired in February 2007, is a member of a law firm which A.C. Moore retained. A.C. Moore paid fees to Mr. Drake’s firm in the amount of $2,735 during the year ended December 31, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires A.C. Moore’s directors and executive officers, and persons who beneficially own more than ten percent of A.C. Moore’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of A.C. Moore. Executive officers, directors and greater than ten percent shareholders are required by regulation of the SEC to furnish A.C. Moore with copies of all Section 16(a) reports they file.
     To A.C. Moore’s knowledge, based solely on a review of the copies of such reports furnished to A.C. Moore and written representations that no other reports were required during 2007, all Section 16(a) filing requirements applicable to A.C. Moore’s executive officers, directors and greater than ten percent beneficial owners were complied with during 2007.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     A.C. Moore’s independent registered public accounting firm for the year ended December 31, 2007 was the firm of PricewaterhouseCoopers. The Audit Committee of the Board has appointed PricewaterhouseCoopers, independent registered public accounting firm, to serve as A.C. Moore’s independent registered public accounting firm for the year ending December 31, 2008. Shareholders will be asked to ratify this appointment. Although action by the shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee’s appointment. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee; provided, however, the Audit Committee retains the right to continue to engage PricewaterhouseCoopers. Notwithstanding the ratification of PricewaterhouseCoopers as A.C. Moore’s independent registered public accounting firm for the year ending December 31, 2008, the Audit Committee retains the right to replace PricewaterhouseCoopers at any time without shareholder approval. A representative of PricewaterhouseCoopers is expected to be present at the 2008 Annual Meeting and to be available to respond to appropriate questions. The representative will have the opportunity to make a statement if he or she so desires.
Principal Accountant Fees and Services
     Aggregate fees for professional services rendered for A.C. Moore by PricewaterhouseCoopers as of or for the years ended December 31, 2007 and 2006 were:

Services Rendered (1)	2007	2006
Audit Fees	$975,605	$646,500
Audit Related Fees	—	11,000
Tax Fees	2,500	—
All Other Fees	—	—

Total	$978,105	$657,500

(1)	The aggregate fees included are fees billed for the fiscal years.
     Audit fees for the years ended December 31, 2007 and 2006 were for professional services rendered for the audits of the consolidated financial statements of A.C. Moore and for the audit of A.C. Moore’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, quarterly reviews, issuance of consents, and assistance with review of documents filed with the SEC. The audit fee increase for the year ended December 31, 2007 reflects fees related to the inventory accounting review.
     Audit related fees for the year ended December 31, 2006 were for assurance and related services that are reasonably related to the performance of the audit or review of A.C. Moore’s consolidated financial statements and are not reported under Audit Fees. Audit-related services consisted of inventory analysis and other services.
     Tax fees consist of fees for tax compliance efforts.

     The Audit Committee has considered and determined that the services provided by PricewaterhouseCoopers are compatible with PricewaterhouseCoopers maintaining its independence.
     The Audit Committee has adopted a policy that requires advance approval of all audit, audit related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee pre-approved all of the audit and non-audit services provided to A.C. Moore by PricewaterhouseCoopers in 2007 and 2006.
     THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF PROPOSAL 2.

OTHER MATTERS
     A.C. Moore is not presently aware of any matters (other than procedural matters) which will be brought before the 2008 Annual Meeting which are not reflected in the attached Notice of the 2008 Annual Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the 2008 Annual Meeting: (i) matters which A.C. Moore did not receive notice by December 31, 2007; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this proxy statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Exchange Act; and (v) matters incident to the conduct of the 2008 Annual Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.
HOUSEHOLDING
     In order to reduce printing costs and postage fees, A.C. Moore has adopted the process called “householding” for mailing its annual report and proxy statement to “street name holders,” which refers to shareholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of A.C. Moore’s annual report and proxy statement, unless A.C. Moore receives contrary instructions from a street name holder at that address. A.C. Moore will continue to mail a proxy card to each shareholder of record.
     If you prefer to receive multiple copies of A.C. Moore’s proxy statement and annual report at the same address, you may obtain additional copies by writing to A.C. Moore Arts & Crafts, Inc. Attention: Marc Katz, Chief Financial Officer, 130 A.C. Moore Drive, Berlin, New Jersey 08009 or by calling (856) 768-4930, ext. 122. Eligible shareholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting A.C. Moore in the same manner.
SHAREHOLDER PROPOSALS
     Under A.C. Moore’s bylaws, shareholder proposals with respect to the 2009 annual meeting of shareholders, including nominations for directors, which have not been previously approved by the Board must be submitted to the Secretary of A.C. Moore not later than December 31, 2008. Any such proposal must be in writing and sent either by personal delivery, nationally-recognized express mail or U.S. mail, postage prepaid to A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009, Attention: Secretary of A.C. Moore. Each nomination or proposal must include the information required by the bylaws. All late or nonconforming nominations or proposals will be rejected.
     Shareholder proposals for the 2009 annual meeting of shareholders must be submitted to A.C. Moore on or prior to December 31, 2008 to receive consideration for inclusion in A.C. Moore’s proxy statement relating to the 2009 annual meeting of shareholders. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.
     In addition, shareholders are notified that the deadline for providing A.C. Moore timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at A.C. Moore’s 2009 annual meeting of shareholders is December 31, 2008. As to all such matters which A.C. Moore does not have notice on or prior to December 31, 2008, discretionary authority shall be granted to the persons designated in A.C. Moore’s proxy statement related to the 2009 annual meeting of shareholders to vote on such proposal.

ANNUAL REPORT TO SHAREHOLDERS AND 2007 FORM 10-K
     This proxy statement is accompanied by A.C. Moore’s 2007 Annual Report to Shareholders which includes a copy of A.C. Moore’s 2007 Form 10-K as filed with the SEC. Each shareholder solicited under this proxy statement can obtain a copy of A.C. Moore’s 2007 Form 10-K as filed with the SEC, without charge, except for exhibits to such report, by sending a written request to: Amy Rhoades, Vice President and General Counsel, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009.

By Order of the Board

Amy Rhoades, Corporate Secretary
Berlin, New Jersey
April 29, 2008

Appendix A
A.C. MOORE ARTS & CRAFTS, INC.
BERLIN, NEW JERSEY
PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS, JUNE 19, 2008
SOLICITED ON BEHALF OF THE BOARD OF
A.C. MOORE ARTS & CRAFTS, INC.
     The undersigned hereby constitutes and appoints Michael J. Joyce and Marc Katz, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the 2008 annual meeting of shareholders of A.C. Moore Arts & Crafts, Inc. to be held on the 19th day of June, 2008, and at any adjournment or postponement thereof, and to vote all of the shares of A.C. Moore Arts & Crafts, Inc. common stock which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.
     THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED IN THE BOXES PROVIDED, THE PERSONS NAMED HEREIN INTEND TO VOTE FOR ALL DIRECTOR NOMINEES LISTED BELOW IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSAL 2.
     BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
     (1) The election of Rick A. Lepley and Lori J. Schafer as Class C directors of A.C. Moore Arts & Crafts, Inc. to hold office for a term of three years and until each of their respective successors is duly elected and qualified, as described in the accompanying proxy statement.

FOR all nominees listed above (except as marked to the contrary at right.)	WITHHOLD AUTHORITY to vote for the nominees listed above.	(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

[ ]	[ ]

cut here
     (Continued and to be marked, signed and dated on the reverse side)

A-1

     (2) Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of A.C. Moore Arts & Crafts, Inc. for the year ending December 31, 2008, as described in the accompanying proxy statement.

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]
     (3) In their discretion, upon other matters as may properly come before the 2008 annual meeting of shareholders or any adjournment or postponement thereof.
Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 29, 2008 and 2007 Annual Report to Shareholders of A.C. Moore Arts & Crafts, Inc. is hereby acknowledged.
Signature

Signature
Dated:
Please sign exactly as your name or names appear hereon, including any official position or representative capacity. If shares are registered in more than one name, all owners should sign.
PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

cut here

A-2

YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF THREE WAYS:
1.	VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at 1-866-626-4508 on a touch-tone telephone

OR

2.	VOTE BY INTERNET:

Log-on to www.votestock.com Enter your control number printed below Vote your proxy by checking the appropriate boxes Click on “Accept Vote”

OR

3.	VOTE BY MAIL: If you do not wish to vote by telephone or by the Internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.
YOUR CONTROL NUMBER IS:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Telephone and Internet voting is available through 11:59 p.m., prevailing time, on June 18, 2008. Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card by mail.

A-3